UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.    )

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Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

CARMIKE CINEMAS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 19, 2009

The Annual Meeting of Stockholders of Carmike Cinemas, Inc. will be held at the Carmike 15 Theatre located at 5555 Whittlesey Boulevard, Columbus, Georgia 31909 on Tuesday, May 19, 2009, commencing at 9:00 a.m., local time.

At the meeting, the stockholders will be asked to:

1.	Elect the six (6) director nominees described in this Proxy Statement to serve for the ensuing year or until their successors are duly elected and have qualified;

2.	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2009; and

3.	Transact any other business that may properly be brought before the meeting.

The Board of Directors has fixed the close of business on Monday, April 6, 2009, as the record date for the determination of stockholders entitled to notice of, and to vote at, the annual meeting or any adjournment thereof. Please mark, sign and date the enclosed proxy card and mail it promptly in the accompanying envelope.

By Order of the Board of Directors,

LEE CHAMPION

Secretary

Columbus, Georgia

April 20, 2009

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENVELOPE THAT HAS BEEN PROVIDED. IN THE EVENT YOU ATTEND THE ANNUAL MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

CARMIKE CINEMAS, INC.

PROXY STATEMENT FOR THE

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 19, 2009

This proxy statement and the accompanying proxy card are furnished to the stockholders of Carmike Cinemas, Inc. (which we refer to as “we,” “us,” “our” and “Carmike” in this proxy statement) in connection with the solicitation of proxies by the Board of Directors of Carmike for use at the Annual Meeting of Stockholders to be held on Tuesday, May 19, 2009 (the “Annual Meeting”), at the Carmike 15 Theatre located at 5555 Whittlesey Boulevard, Columbus, Georgia 31909 at 9:00 a.m., local time, and any adjournments thereof. All stockholders are encouraged to attend the meeting. Carmike expects to mail this proxy statement and accompanying proxy card to Carmike’s stockholders starting on or about April 20, 2009. Carmike’s 2008 Annual Report to stockholders, which should be read in conjunction with the matters discussed in this proxy statement, is also enclosed. Your proxy is requested, however, whether or not you attend in order to assure maximum participation.

Important Notice Regarding the Availability of Proxy Materials

for the Stockholder Meeting to Be Held on May 19, 2009.

The proxy statement and the 2008 Annual Report to stockholders are available at http://www.cfpproxy.com/5234

At the Annual Meeting, stockholders will be requested to act upon the matters set forth in this proxy statement. If you are not present at the meeting, your shares can be voted only when represented by proxy. You do this by signing your proxy card and mailing it in the enclosed, prepaid and addressed envelope. When you sign the proxy card, you appoint Richard B. Hare, Fred W. Van Noy and Lee Champion as your representatives at the meeting. Mr. Hare, Mr. Van Noy and Mr. Champion will vote your shares at the meeting as you have instructed them on the proxy card. This way your shares will be voted whether or not you attend the annual meeting. If you return a signed card but do not provide voting instructions, your shares will be voted for the six named nominees, and to ratify Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2009. If any issue comes up for vote at the meeting that is not on the proxy card, Mr. Hare, Mr. Van Noy and Mr. Champion will vote your shares, under your proxy, in their discretion.

Any proxy signed and returned by you may be revoked at any time before it is voted by your delivering a new duly executed proxy card bearing a later date or by your appearing and voting in person at the meeting. The expenses incidental to the preparation and mailing of these proxy materials are being paid by Carmike. Special solicitation of proxies may, in certain instances, be made personally, or by telephone, electronic mail, facsimile or mail by one or more of our employees.

We expect to announce preliminary voting results at the meeting. Carmike will publish the final results in Carmike’s quarterly report on Form 10-Q that it will file with the Securities and Exchange Commission (the “SEC”) for the second quarter of 2009.

The principal executive offices of Carmike are located at 1301 First Avenue, Columbus, Georgia 31901. The telephone number is (706) 576-3400.

QUORUM AND VOTING REQUIREMENTS

The close of business on Monday, April 6, 2009 has been fixed as the record date for the determination of stockholders of Carmike entitled to notice of and to vote at the Annual Meeting. On that date, Carmike had outstanding 12,816,390 shares of common stock, $.03 par value (the “Common Stock”). Each share of Common Stock entitles the holder thereof to one vote per share on all matters properly coming before the meeting.

At the Annual Meeting, the holders of stock representing a majority of the voting power of all Common Stock issued and outstanding and entitled to vote at the meeting, present in person or represented by proxy, will constitute a quorum. Abstentions will be treated as present for purposes of determining a quorum.

If your shares are held in street name, your brokerage firm may vote your shares under certain circumstances if you do not provide voting instructions. These circumstances include certain “routine” matters, such as the election of directors and the ratification of an independent registered public accounting firm. Therefore, if you do not provide voting instructions, your brokerage firm may either vote your shares on routine matters or leave your shares unvoted. When a brokerage firm votes its customers’ shares on a routine matter without receiving voting instructions, these shares are counted both for establishing a quorum to conduct business at the meeting and in determining the number of shares voted for or against the routine matter.

A brokerage firm cannot vote customers’ shares on non-routine matters. If your brokerage firm has not received voting instructions on a non-routine matter, these shares are considered “broker non-votes” to the extent that the brokerage firm submits a proxy. Broker non-votes are counted for purposes of establishing a quorum to conduct business at the meeting.

Directors are elected by a plurality of the votes cast by the holders of the Common Stock at a meeting at which a quorum is present. This means that the six directors receiving the greatest number of votes will be elected as directors. Votes may be cast in favor of or withheld from each nominee. Votes that are withheld will have no effect.

Ratification of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2009 requires the affirmative vote of a majority of the votes of the holders of the Common Stock represented and entitled to vote at a meeting at which a quorum is present. Abstentions will be included in the number of votes present and entitled to vote and accordingly will be treated as “no” votes.

PROPOSAL ONE:

ELECTION OF DIRECTORS

The Board of Directors has nominated the six individuals named below for election as directors of Carmike, each to serve until the next annual meeting of stockholders or until his or her respective successor is duly elected and qualified, or until his or her death, resignation, retirement or removal. The Compensation and Nominating Committee of the Board of Directors also evaluates other candidates for election to the Board of Directors from time to time and to fill vacancies on the Board between annual meetings.

During 2008, Carmike’s Board of Directors also included: Kevin D. Katari, who did not stand for re-election at the last annual meeting; Michael W. Patrick, Carmike’s former President, Chief Executive Officer and Chairman of the Board of Directors, who resigned from the Board on February 20, 2009; and Carl L. Patrick , Jr., who is not standing for re-election at this Annual Meeting.

Carmike’s Amended and Restated By-laws (the “By-laws”) state that the Board of Directors shall consist of eleven directors; however, at any annual or special meeting, the stockholders may, and at any meeting of the Board of Directors, the Board of Directors may, fix a different number of directors who shall constitute the full Board of Directors, but the full Board of Directors shall consist of not less than six and no more than twelve directors. The Board of Directors has currently set the full Board at six directors.

All six individuals nominated by the Board of Directors for election are presently directors of Carmike. It is the present intention of the persons named in the accompanying form of proxy to vote such proxy (unless authority to so vote is withheld) for the election of the six nominees named below as directors of Carmike.

The Board of Directors expects that each of the nominees will be available to stand for election and to serve as a director. In the event a vacancy among the original nominees occurs prior to the meeting, the proxies may be voted for a substitute nominee or nominees named by the Board and for the remaining nominees, or the Board may provide for a lesser number of directors.

Nominees

The following is a brief description of the business experience of each nominee for at least the past five years. For purposes of this description, references to Carmike include Carmike’s predecessor, Martin Theatres, Inc., and ages are presented as of February 15, 2009:

James A. Fleming, 50, was elected a director, effective March 17, 2009, and currently serves as a member of the Audit Committee. Mr. Fleming has served as Executive Vice President and Chief Financial Officer of Cousins Properties Incorporated, a leading diversified real estate company, based in Atlanta and listed on the New York Stock Exchange, since August 2004. From July 2001 to August 2004, Mr. Fleming was Senior Vice President, General Counsel and Secretary of Cousins Properties. Prior to joining Cousins Properties, Mr. Fleming was a partner in the Atlanta law firm of Fleming & Ray from October 1994 until July 2001.

Alan J. Hirschfield, 73, has served as one of our directors since April 2002 and currently serves as Chairman of the Audit Committee and a member of the Executive Committee. Mr. Hirschfield is a private investor and consultant. From 1992 to 2000, he was Co-Chief Executive Officer of Data Broadcasting Corporation, a global provider of financial and business information, which merged with Financial Times/Pearsons, Inc. From 1986 to 1990, Mr. Hirschfield served as a consultant/investor in the entertainment/media industry. From 1982 to 1986, he was the Chairman and Chief Executive Officer of Twentieth Century Fox Film Corporation. Mr. Hirschfield was President and Chief Executive Officer of Columbia Pictures, Inc. from 1973 to 1978. He currently serves on the Boards of Directors of Cantel Medical Corp. (Vice-Chairman) and Leucadia National Corporation, a diversified holding company.

S. David Passman III, 56, has served as one of our directors since June 2003 and currently serves as the non-executive Chairman of the Board of Directors, a member of the Office of the Chairman and as a member of the Audit Committee, the Executive Committee and the Compensation and Nominating Committee. Mr. Passman recently retired from his position as the President and Chief Executive Officer of IBS-STL, Inc., a book publishing and distribution company, where he had served since June 2005. Previously, Mr. Passman served as the President of the Harland Printed Products and Harland Checks divisions of John H. Harland Company, a provider of printed products and software and related services to the financial institution market, from 1999 to 2003. He served as Harland’s Chief Financial Officer from 1996 to 1999. Mr. Passman is a former partner of Deloitte & Touche LLP, a public accounting firm, where he served as the Managing Partner of the Atlanta office from 1993 to 1996.

Roland C. Smith, 54, has served as one of our directors since April 2002 and currently serves as Chairman of the Compensation and Nominating Committee and as a member of the Executive Committee. Mr. Smith has served as President and Chief Executive Officer of Wendy’s/Arby’s Group, Inc. and Chief Executive Officer of Wendy’s International, Inc., a restaurant owner, operator and franchisor, since September 2008. Mr. Smith served as the Chief Executive Officer of Triarc Companies, Inc. from June 2006 until September 2008 and the Chief Executive Officer of Arby’s Restaurant Group, Inc., a restaurant owner operator and franchiser, from April 2006 until September 2008. Mr. Smith served as President and Chief Executive Officer of American Golf Corporation and National Golf Properties, an owner and operator of golf courses, from February 2003 to November 2005. He was President and Chief Executive Officer of AMF Bowling Worldwide, Inc., an owner and operator of bowling centers, from April 1999 until January 2003. Mr. Smith previously served as President and Chief Executive Officer of the Triarc Restaurant Group (the predecessor to Arby’s Restaurant Group, Inc.) from February 1997 to April 1999.

Fred W. Van Noy, 51, has served as one of our directors since December 2004. Mr. Van Noy joined us in 1975. He served as a District Manager from 1984 to 1985 and as Western Division Manager from 1985 to 1988, when he became Vice President—General Manager. In December 1997, he was elected to the position of Senior Vice President—Operations. In November 2000, he became Senior Vice President—Chief Operating Officer. On January 19, 2009, he was appointed a member of the Office of the Chairman.

Patricia A. Wilson, 58, has served as one of our directors since April 2004 and currently serves as a member of the Audit Committee and Compensation and Nominating Committee, and Chair of the Corporate Governance Committee. Ms. Wilson has been practicing as a private attorney since October 2002, advising both private and public companies in corporate and securities law. Ms. Wilson served as the General Counsel to NDCHealth Corporation, a provider of information systems and services to the healthcare market, from October 2000 to October 2002. Prior to joining NDCHealth Corporation, she was a partner with the law firm of Troutman Sanders LLP from 1988 to September 2000 practicing in the fields of corporate finance and securities law.

The Board of Directors recommends a vote FOR the nominees set forth above.

PROPOSAL TWO:

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

Our Audit Committee has appointed Deloitte & Touche LLP to audit our consolidated financial statements for the year ending December 31, 2009 and the effectiveness of our internal control over financial reporting as of December 31, 2009, and to prepare reports on this audit. A representative of Deloitte & Touche LLP will be present at the Annual Meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions by stockholders. We are asking our stockholders to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2009. Although ratification is not required by our By-Laws or otherwise, the Board of Directors is submitting the selection of Deloitte & Touche LLP to our stockholders for ratification because we value our stockholders’ views on our independent registered public accounting firm. If the appointment of Deloitte & Touche LLP is not ratified, the Audit Committee will reconsider the appointment. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Carmike and our stockholders.

The Board of Directors recommends a vote FOR the ratification of

Deloitte & Touche LLP as our independent registered public accounting firm for 2009.

CORPORATE GOVERNANCE

Corporate Governance Information

The Corporate Governance Guidelines, the Code of Conduct for Officers, Directors and Employees, the Lead Director Guidelines and the charters for the Compensation and Nominating Committee, Corporate Governance Committee and Audit Committee are available, along with other corporate governance information, on our company website at www.carmike.com.

Board Meetings

The business of Carmike is managed under the direction of the Board of Directors. The Board of Directors met eight times during the year ended December 31, 2008. Each of the incumbent directors attended at least 75% of the aggregate of: (1) the total meetings of the Board of Directors held during the period that he or she served during 2008 and (2) the total meetings held by all committees of the Board on which he or she served during 2008. The Board of Directors has adopted a policy whereby directors are expected to attend Carmike’s Annual Meeting of Stockholders. At the 2008 Annual Meeting of Stockholders, six of the eight members of the Board of Directors were present.

Committees of the Board of Directors

Executive Committee

The Executive Committee consists of Roland C. Smith, S. David Passman III and Alan J. Hirschfield. Michael W. Patrick also served as a member of the Executive Committee during 2008. The Executive Committee met once during the year ended December 31, 2008.

The primary purpose of the Executive Committee is to assist the Board of Directors in fulfilling its responsibilities relating to capital expenditures, investments, acquisitions and financing activities based on the criteria established in the Committee’s charter. The Executive Committee is responsible for reviewing and approving transactions and agreements related to dispositions, acquisitions, joint ventures, capital expenditures, developments and refurbishments, indebtedness and vendor and supplier obligations.

Compensation and Nominating Committee

The Compensation and Nominating Committee consists of Roland C. Smith, as Chairman, S. David Passman III and Patricia A. Wilson. The Board of Directors has determined that all members of the Compensation and Nominating Committee are independent as defined under the rules and regulations of the SEC and applicable listing standards of The Nasdaq Stock Market, Inc. (the “Nasdaq listing standards”). In addition, the Board of Directors has determined that each member meets the requirements of a “non-employee director” under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and an “outside director” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Compensation and Nominating Committee met five times during the year ended December 31, 2008.

The Compensation and Nominating Committee is responsible for, among other things:

•	approving all salary arrangements and other remuneration for the Chief Executive Officer and other senior officers of Carmike;

•	administering the Carmike Cinemas, Inc. 2002 Stock Plan and the 2004 Incentive Stock Plan;

•	reviewing annual incentive opportunity levels and goals;

•	reviewing and approving employment agreements, severance agreements and change in control agreements for the Chief Executive Officer and other senior officers of Carmike;

•	assisting the Board of Directors in developing and evaluating candidates for executive positions, including the Chief Executive Officer, and overseeing the development of executive succession plans;

•	selecting potential candidates to be nominated for election to the Board of Directors;

•	recommending potential candidates for election to the Board of Directors;

•	making recommendations to the Board of Directors concerning the structure and membership of other Board committees; and

•	evaluating and recommending to the Board of Directors the resignation of individual directors for appropriate reasons, as determined by the Committee in its discretion.

Corporate Governance Committee

The Corporate Governance Committee currently consists of Patricia A. Wilson, as Chairperson, and Carl L. Patrick, Jr. Michael W. Patrick also served as a member of the Corporate Governance Committee during 2008. In addition, as noted above, Carl L. Patrick, Jr. is not standing for re-election at the Annual Meeting. The Board of Directors anticipates adding additional Board members to this committee. The Corporate Governance Committee met two times during the year ended December 31, 2008.

The primary purpose of the Corporate Governance Committee is to assist the Board of Directors in fulfilling its responsibilities relating to ensuring that Carmike’s corporate governance policies, procedures and practices continue to effectively promote the best interests of Carmike’s stockholders.

The Corporate Governance Committee is responsible for, among other things:

•	reviewing any questions regarding the independence of directors;

•	overseeing the periodic evaluation of the Board of Directors and its committees as deemed appropriate;

•	reviewing and reassessing the adequacy of the Corporate Governance Guidelines periodically and recommending any proposed changes to the Board of Directors for approval;

•	advising and making recommendations to the Board of Directors on matters concerning corporate governance and directorship practices; and

•	ensuring that the independent members of the Board of Directors meet in regularly scheduled executive sessions at which only independent directors are present.

Audit Committee

The Audit Committee consists of Alan J. Hirschfield, S. David Passman III, James A. Fleming and Patricia A. Wilson. Mr. Fleming was appointed to the Audit Committee effective March 17, 2009. From March 11, 2008 until January 19, 2009, Mr. Passman served as Chairman of the Audit Committee. Mr. Hirschfield was the Chairman of the Audit Committee prior to March 11, 2008 and was renamed Chairman of the Audit Committee on January 19, 2009. The Board of Directors has determined that each member of the Audit Committee is independent under applicable law and the rules and requirements of the SEC and the Nasdaq listing standards. In addition, the Board of Directors has determined that each Audit Committee member meets the financial knowledge requirements under the Nasdaq listing standards and Messrs. Fleming and Passman, each of whom are designated by the Board of Directors as an “audit committee financial expert” under SEC rules, meet the Nasdaq professional experience requirements.

The Audit Committee is responsible for, among other things:

•	directly appointing, retaining, overseeing, compensating and terminating the independent auditors;

•	discussing with the independent auditors their independence;

•	reviewing with the independent auditors the scope and results of their audit;

•	pre-approving all audit and permissible non-audit services to be performed by the independent auditors;

•	reviewing and approving all related party transactions;

•	overseeing the financial reporting process and discussing with management and the independent auditors the interim and annual financial statements that Carmike files with the SEC; and

•	reviewing and monitoring Carmike’s accounting principles, policies and financial and accounting controls.

The Audit Committee met six times during the year ended December 31, 2008.

Director Independence

The Board of Directors annually reviews and analyzes the independence of each director under the requirements of the Sarbanes-Oxley Act of 2002, the Exchange Act, SEC rules and regulations, the Nasdaq listing standards and the Code.

The purpose of the review is to determine whether any particular relationships or transactions involving directors or their affiliates or immediate family members are inconsistent with a determination that the director is independent for purposes of serving on the Board of Directors and its committees. During this review, the Board of Directors examines transactions and relationships between directors or their affiliates and Carmike or senior management.

As a result of this review, for 2009, the Board of Directors affirmatively determined that all current directors and nominees for director are independent for purposes of serving on the Board of Directors, except for Carl L. Patrick, Jr. and Fred W. Van Noy. The Board of Directors has further determined that all members of the Audit Committee and the Compensation and Nominating Committee are independent. There are no independence requirements for the Executive Committee or the Corporate Governance Committee. Fred W. Van Noy is not considered independent because he is employed by Carmike. Carl L. Patrick, Jr. is not considered independent because he is the brother of Michael W. Patrick, our former Chief Executive Officer. As noted above, Carl L. Patrick, Jr. is not standing for re-election at the Annual Meeting.

Selection of Director Nominees

The Compensation and Nominating Committee is responsible for evaluating candidates for election to the Board of Directors at Carmike’s annual meeting. The Compensation and Nominating Committee also evaluates candidates for election to the Board of Directors from time to time and to fill vacancies on the Board between annual meetings.

General Criteria and Process.

Pursuant to its charter and the Corporate Governance Guidelines, the Compensation and Nominating Committee is responsible for reviewing with the Board of Directors, at least annually, the requisite balance of skills and areas of expertise and other appropriate qualification standards of its individual directors, as well as the composition of the Board of Directors as a whole. The Compensation and Nominating Committee will review each incumbent director’s qualifications for renomination for continued service on the Board of Directors. This assessment will include, but not be limited to, the following director qualification factors:

•	the highest personal and professional ethics, integrity, values, ability and judgment;

•	understanding Carmike’s business environment;

•	ability to make independent analytical inquiries and judgments;

•	skills and experience in the context of the needs of the Board of Directors;

•	breadth of business and organizational skills, background and experience; and

•	“independence” as contemplated by applicable legal and regulatory requirements.

The Compensation and Nominating Committee will also consider these qualifications in identifying and evaluating director candidates for nomination to the Board of Directors. In addition, the Compensation and Nominating Committee generally believes that director candidates should be committed to representing the long-term interests of the stockholders, willing to devote sufficient time to carry out their duties and responsibilities effectively and committed to serving on the Board of Directors for an extended period of time. The Compensation and Nominating Committee may retain a third-party search firm to identify director candidates and has sole authority to select the search firm and approve the terms and fees of any director search engagement.

The Compensation and Nominating Committee’s process for selecting nominees begins with an evaluation of the qualifications and performance of incumbent directors and a determination of whether the Board of Directors or its committees have specific unfulfilled needs. The Compensation and Nominating Committee then considers candidates identified by the committee, other directors, Carmike’s executive officers and stockholders, and, if applicable, a third party search firm. This consideration includes determining whether a candidate qualifies as “independent” under the various standards applicable to the Board of Directors and its committees. The Compensation and Nominating Committee then selects nominees to recommend to the Board of Directors, which considers and makes the final selection of director nominees and directors to serve on its committees. The Compensation and Nominating Committee may use whatever process it deems appropriate under the circumstances when evaluating nominees recommended by stockholders.

Stockholder Recommendations of Nominees

The Compensation and Nominating Committee has not adopted a specific policy regarding the consideration of director nominees recommended by stockholders. As described in the Corporate Governance Guidelines, stockholders who wish to recommend nominees for consideration by the Compensation and Nominating Committee may submit their nominations in writing to our Secretary at our corporate address provided in this proxy statement. The Compensation and Nominating Committee may consider such stockholder nominations when it evaluates and recommends nominees to the Board of Directors for submission to the stockholders at each annual meeting, or in connection with filling vacancies on the Board.

As of December 22, 2008, the Compensation and Nominating Committee had not received a recommended nominee, in connection with the 2009 Annual Meeting of Stockholders, from any stockholder or group of stockholders that had beneficially owned more than 5% of Carmike’s Common Stock for more than one year at the time of such recommendation.

For additional important information regarding stockholder nominations of directors and stockholder proposals, please see the “Stockholder Proposals” section of this proxy statement.

AUDIT COMMITTEE REPORT

The Audit Committee consists of Alan J. Hirschfield, as Chairman, S. David Passman III and Patricia A. Wilson. Each of Messrs. Passman and Hirschfield and Ms. Wilson meets the applicable independence requirements of the SEC and the Nasdaq listing standards. In addition, each Audit Committee member meets the financial knowledge requirements under the Nasdaq listing standards and Mr. Passman, designated by the Board of Directors as the “audit committee financial expert” under SEC rules, meets the Nasdaq professional experience requirements as well. The Audit Committee operates under a written charter adopted by the Board of Directors on May 9, 2003, a copy of which is available on Carmike’s website at www.carmike.com.

The primary responsibility of the Audit Committee is to oversee Carmike’s financial reporting process on behalf of the Board of Directors and report the results of its activities to the Board of Directors. Management is responsible for preparing Carmike’s financial statements and the independent registered public accounting firm is responsible for auditing those financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for issuing a report thereon.

In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with management Carmike’s audited financial statements as of and for the year ended December 31, 2008. The Audit Committee also has discussed with Deloitte & Touche LLP, Carmike’s independent registered public accounting firm for fiscal 2008, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

Deloitte & Touche LLP also provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding their communications with the Audit Committee concerning independence, and the Audit Committee has discussed with Deloitte & Touche LLP their independence.

Based on those reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements referred to above be included in Carmike’s Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the SEC.

The foregoing has been furnished by the Audit Committee of Carmike’s Board of Directors.

By the Audit Committee:	Alan J. Hirschfield, Chairman
S. David Passman III
March 5, 2009	Patricia A. Wilson

The foregoing report should not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Exchange Act (together, the “Acts”), except to the extent that Carmike specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

FEES PAID TO INDEPENDENT AUDITORS

Aggregate fees billed to us for the fiscal years ended December 31, 2007 and 2008 by our independent registered public accounting firm, Deloitte & Touche USA LLP, were as follows:

	2007	2008
Audit Fees (1)	$2,368,183	$1,983,558
Audit-Related Fees (2)	48,000	—
Tax Fees (3)	91,223	93,130
All Other Fees	—	—

Total Fees Paid to Auditor	$2,507,406	$2,076,688

(1)	Audit fees and expenses primarily relate to the 2007 and 2008 annual audits, the review of quarterly reports on Form 10-Q and the annual report on Form 10-K, the review of registration statements and the audit of internal control over financial reporting.

(2)	Includes fees for consultations as to accounting and disclosure treatment of certain transactions and events.

(3)	Includes fees for tax compliance, tax planning and advice services.

Audit Committee Policy for Pre-Approval of Independent Registered Public Accounting Firm Services

The Audit Committee is responsible for appointing, setting compensation for and overseeing the work of the independent registered public accounting firm. The Audit Committee has established a policy requiring its pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm. The policy provides for the general pre-approval of specific types of services, gives detailed guidance to management as to the specific services that are eligible for general pre-approval and provides specific cost limits for each such service on an annual basis. The policy requires specific pre-approval of all other permitted services. Pursuant to its charter, the Audit Committee has delegated to its Chairman the authority to address any requests for pre-approval of services between Audit Committee meetings, and the Chairman must report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The policy prohibits the Audit Committee from delegating to management the Audit Committee’s responsibility to pre-approve permitted services of the independent registered public accounting firm.

Requests for pre-approval for services that are eligible for general pre-approval must be detailed as to the services to be provided and the estimated total cost and are submitted to Carmike’s Chief Financial Officer or Controller. The Chief Financial Officer or Controller then determines whether the services requested fall within the detailed guidance of the Audit Committee in the policy as to the services eligible for general pre-approval. The Audit Committee will be informed on a regular basis regarding the services rendered by the independent registered public accounting firm in accordance with our general pre-approval policy.

None of the services related to the Tax Fees described above was approved by the Audit Committee pursuant to the waiver of pre-approval provisions set forth in applicable rules of the SEC.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS

AND MANAGEMENT

Security Ownership of Certain Beneficial Holders

The following table sets forth certain information as to our Common Stock beneficially owned by each person, other than persons whose ownership is reflected under the caption “Security Ownership of Management,” who is known by us to own, directly or indirectly, more than 5% of the outstanding shares of our Common Stock as of the dates set forth below, and reflects information presented either in each such person’s filings with the SEC or otherwise provided to us. Unless otherwise indicated in the footnotes, all of such ownership is direct and the indicated person or entity has sole voting and dispositive power.

Name and Address of Beneficial Owner	Beneficial Ownership	Percent of Class (1)
Barclays Global Investors, NA, Barclays Global Fund Advisors (2)	682,362	5.3%
45 Fremont Street
San Francisco, CA 94105

Bigfoot Ventures Ltd. (3)	1,827,000	14.2%
2/f Beautiful Group Tower
74-77 Connaught Road
Central, Hong Kong

Mark Cuban	1,200,000	9.4%
5424 Deloache Avenue
Dallas, TX 75220

Dimensional Fund Advisors LP (4)	1,064,459	8.3%
1299 Ocean Avenue
Santa Monica, CA 90401

Keeley Asset Management Corp. (5)	1,287,500	10.0%
401 South LaSalle Street
Chicago, IL 60605

Renaissance Technologies LLC, James H. Simons (6)	949,500	7.4%
800 Third Avenue
New York, NY 10022

Stadium Capital Management, LLC (7)	778,589	6.1%
19875 Village Office Court, Suite 101
Bend, OR 97702

(1)	Percent of class is with respect to 12,820,890 outstanding shares of Common Stock as of February 28, 2009.

(2)	According to the Schedule 13G filed February 6, 2009, Barclays Global Investors, NA has voting authority over 649,403, and dispositive authority over 649,462, of the 682,362 shares, and Barclays Global Fund Advisors has voting and dispositive authority over 32,900 of the 682,362 shares.

(3)	According to the Schedule 13G filed February 10, 2009, Bigfoot Ventures Ltd. has voting and dispositive authority over the 1,827,000 shares.

(4)

According to the Schedule 13G filed February 9, 2009, Dimensional Fund Advisors LP, a Delaware limited partnership (“Dimensional”), is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, and has sole voting power over 1,047,983 shares and dispositive authority over 1,064,459 shares. Dimensional furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the “Funds”. In its role as investment advisor or manager, Dimensional possesses investment and/or voting power over the securities that are owned by the Funds, and may be deemed to be the beneficial owner of the shares held by the Funds. However, all securities are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.

(5)	According to the Schedule 13G filed February 2, 2009, Keeley Asset Management Corp is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, and has voting and dispositive authority over the 1,287,500 shares, and therefore may be deemed to be the beneficial owner of the shares by virtue of such authority.

(6)	According to the Schedule 13G filed February 12, 2009, Renaissance Technologies, LLC is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, and has voting and dispositive authority over the 949,500 shares, and therefore may be deemed to be the beneficial owner of the shares by virtue of such authority. James H. Simon also has voting and dispositive authority over the 949,500 shares, and therefore may be deemed the beneficial owner of the shares by virtue of such authority, because of his position as control person of Renaissance Technologies LLC.

(7)	According to the Schedule 13G filed February 6, 2009, Stadium Capital Management, LLC, a Delaware limited liability company, is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, and has shared voting and dispositive authority over the 778,589 shares with Alexander M. Seaver and Bradley R. Kent. Stadium Capital Partners, L.P. has shared voting and dispositive power over 691,457 of the 778,589 shares.

Security Ownership of Management and Directors

The following table sets forth certain information known to us regarding the beneficial ownership of our Common Stock as of February 28, 2009 by:

•	our current directors and nominees;

•	our named executive officers; and

•	all directors and executive officers as a group.

Unless otherwise indicated in the footnotes, all of such ownership is direct and the indicated person has sole voting and dispositive power. The address for the following individuals is: c/o Carmike Cinemas, Inc., 1301 First Avenue, Columbus, Georgia 31901.

Name of Beneficial Owner	Beneficial Ownership	Percent of Class (1)
Michael W. Patrick (2)	450,230	3.5%
Richard B. Hare (3)	19,546	*
Fred W. Van Noy (4)	100,011	*
Lee Champion (5)	10,039	*
Jeffrey A. Cole (6)	7,500	*
James A. Fleming (7)	5,000	*
Alan J. Hirschfield (8)	42,750	*
S. David Passman III (9)	12,750	*
Carl L. Patrick, Jr. (10)	101,367	*
Roland C. Smith (11)	12,750	*
Patricia A. Wilson (12)	12,750	*
All directors and executive officers as a group (14 persons) (13)	827,693	6.4%

*	Indicates less than 1%.

(1)	Percent of class is with respect to 12,820,890 outstanding shares of our Common Stock as of February 28, 2009.

(2)	Includes 974 shares of our Common Stock held by Michael W. Patrick, Carmike’s former President, Chief Executive Officer and Chairman of the Board of Directors, in an Individual Retirement Account. Excludes 11,613 shares of common stock held in trust for Michael W. Patrick by C. L. Patrick, as trustee, the remainder interest of which Michael W. Patrick has purchased, and 48,100 shares of common stock held by the Carmike Cinemas, Inc. Deferred Compensation Trust for the Benefit of Michael W. Patrick. Does not include options to purchase 40,000 shares granted on April 13, 2007, one-third of which vest when Carmike achieves an increase in the trading price of its Common Stock equal to 25%, 30% and 35% (over an exercise price of $25.95), respectively.

(3)	Includes the 7,500 restricted shares (less 1,772 shares withheld to satisfy tax obligations) granted to Mr. Hare on March 27, 2006 in connection with his hiring. One-third of these shares vested on March 27, 2007, 2008 and 2009, respectively. This amount also includes the 5,000 restricted shares (less 1,182 shares withheld to satisfy tax obligations) granted to Mr. Hare on August 30, 2006, one-third of these shares vested on August 30, 2007 and 2008, respectively and the remaining third will vest on August 30, 2009. Includes 10,000 restricted shares granted on April 13, 2007 that vest on April 13, 2010. Does not include options to purchase 40,000 shares granted on April 13, 2007, one-third of which vest when Carmike achieves an increase in the trading price of its Common Stock equal to 25%, 30% and 35% (over an exercise price of $25.95), respectively.

(4)	Includes vested options to purchase 85,000 shares. Includes 10,000 restricted shares granted on April 13, 2007 that vest on April 13, 2010. Does not include options to purchase 40,000 shares granted on April 13, 2007, one-third of which vest when Carmike achieves an increase in the trading price of its Common Stock equal to 25%, 30% and 35% (over an exercise price of $25.95), respectively.

(5)	Includes 10,000 restricted shares granted on April 13, 2007 that vest on April 13, 2010. Does not include options to purchase 40,000 shares granted on April 13, 2007, one-third of which vest when Carmike achieves an increase in the trading price of its Common Stock equal to 25%, 30% and 35% (over an exercise price of $25.95), respectively.

(6)	Includes 7,500 restricted shares granted on April 13, 2007 that vest on April 13, 2010. Does not include options to purchase 20,000 shares granted on April 13, 2007, one-third of which vest when Carmike achieves an increase in the trading price of its Common Stock equal to 25%, 30% and 35% (over an exercise price of $25.95), respectively.

(7)	Represents options to purchase 5,000 shares that vested on March 17, 2009, the date of grant.

(8)	Includes 30,000 shares owned by the Alan J. Hirschfield Living Trust, options to purchase 5,000 shares that vested on October 14, 2002, the date of grant, and 2,500 shares of restricted stock issued under the 2004 Incentive Stock Plan which vest at the Annual Meeting.

(9)	Includes options to purchase 5,000 shares that vested on June 2, 2003, the date of grant, and 2,500 shares of restricted stock issued under the 2004 Incentive Stock Plan which vest at the Annual Meeting.

(10)	Includes 38 shares of Common Stock owned by Carl L. Patrick, Jr.’s wife, as to which shares Carl L. Patrick, Jr., one of our directors, disclaims beneficial ownership. Includes 97 shares of Common Stock held as custodian for his son. Includes 2,500 shares of restricted stock issued under the 2004 Incentive Stock Plan which vest at the Annual Meeting. Excludes 11,613 shares of our Common Stock held in trust for Carl L. Patrick, Jr. by Frances E. Patrick, as trustee, the remainder interest of which Carl L. Patrick, Jr. has purchased.

(11)	Includes options to purchase 5,000 shares that vested on August 14, 2002, the date of grant, and 2,500 shares of restricted stock issued under the 2004 Incentive Stock Plan which vest at the Annual Meeting.

(12)	Includes options to purchase 5,000 shares that vested on April 1, 2004, the date of grant, and 2,500 shares of restricted stock issued under the 2004 Incentive Stock Plan which vest at the Annual Meeting.

(13)	Does not include options to purchase 240,000 shares granted on April 13, 2007, one-third of which vest when Carmike achieves an increase in the trading price of its Common Stock equal to 25%, 30% and 35% (over an exercise price of $25.95), respectively.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

The goal of our executive officer compensation program is the same as our goal for operating Carmike—to create long-term value for our stockholders. To achieve this goal, we have designed and implemented compensation programs for our executives to reward them for sustained financial and operating performance, to align their interests with those of our stockholders, and to encourage them to remain with our company.

In this report, we summarize the philosophical principles, the objectives of specific programs, and other factors considered by our Board’s Compensation and Nominating Committee in determining the compensation of our named executive officers (as identified below) during 2008, including the basis for compensation of the named executive officers included in the Summary Compensation Table included in this proxy statement. This report includes a discussion of:

•

the role and activities of the Compensation and Nominating Committee, as well as outside compensation consultants and our executives, in matters of executive compensation, in general and during the fiscal year ended December 31, 2008;

•	compensation for our named executive officers;

•	the philosophy, policies and principles of our executive compensation program;

•	the primary components of our executive compensation program—base salary, annual bonus, deferred compensation, long-term incentives, and benefits and perquisites;

•	the agreements with our named executive officers; and

•	certain insider trading, tax and accounting requirements.

Departure of Chief Executive Officer in January 2009

On January 19, 2009, Michael W. Patrick departed as Carmike’s President, Chief Executive Officer and Chairman of the Board of Directors. Mr. Patrick remained a member of the Board of Directors until his resignation on February 20, 2009. In February 2009, we entered into a separation agreement and general release with Mr. Patrick, governing the terms of his departure. This separation agreement and general release and the amounts paid to Mr. Patrick are described in more detail under the heading “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Michael W. Patrick 2009 Separation Agreement.”

Upon Mr. Patrick’s departure, the Board of Directors appointed S. David Passman III as Chairman of the Board and established the Office of the Chairman, consisting of Mr. Passman, Richard B. Hare, our Chief Financial Officer, and Fred W. Van Noy, our Chief Operating Officer. The purpose of the Office of the Chairman is to focus on the strategic direction of Carmike and transition Carmike to new chief executive leadership. The Board of Directors limited Mr. Passman’s duties as a member of the Office of the Chairman to oversight of management in his role as a director.

The Compensation and Nominating Committee

The Compensation and Nominating Committee is responsible for setting the overall compensation strategy and compensation policies for our senior executives and directors, including determining the forms and amount of compensation appropriate to achieve our strategic objectives. The Compensation and Nominating Committee’s functions are more fully described in its charter, which can be viewed at the investor relations page on our website at www.carmike.com. The Compensation and Nominating Committee annually reviews and recommends changes to its charter for approval by the Board of Directors.

The Compensation and Nominating Committee currently consists of Roland C. Smith, as Chairman, S. David Passman III and Patricia A. Wilson.

The charter of the Compensation and Nominating Committee requires that the Committee be comprised of not less than two members of the Board of Directors. As required by the charter, the Board of Directors has determined that each member of the Compensation and Nominating Committee is: (1) independent as defined under the rules and regulations of the SEC and the Nasdaq listing standards, (2) a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act, (3) an “outside director” for purposes of satisfying Section 162(m) of the Code, and (4) otherwise free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee.

Role of Compensation Consultants

The Compensation and Nominating Committee has the sole authority to retain and terminate any compensation consultant to be used to assist in the evaluation of director, CEO or executive compensation. The Compensation and Nominating Committee has retained the services of ECG Advisors, LLC as its independent compensation consultant and as a facilitator of senior management development exercises commissioned by the Committee. In March 2006, ECG Advisors, LLC provided the Compensation and Nominating Committee with a competitive analysis of our executive officer and non-employee director compensation. ECG Advisors, LLC provided additional input to the Compensation and Nominating Committee on several compensation matters at a meeting in March 2007. In March 2009, ECG Advisors, LLC provided the Compensation and Nominating Committee with an updated competitive analysis of our executive officer compensation, our employment and separation agreements, our deferred compensation arrangement for senior executives and our non-employee director compensation. Further, in 2007, 2008 and 2009, ECG Advisors, LLC also has responded to various compensation-related requests from the Compensation and Nominating Committee, as needed. ECG Advisors, LLC provides no other services to Carmike other than in its role as independent consultant to the Compensation and Nominating Committee. The Compensation and Nominating Committee expects ECG Advisors, LLC, or other compensation consultants retained from time to time, to provide the Committee with similar services on a periodic basis.

Role of Executives in Establishing Compensation for 2008

In 2008, our former Chief Executive Officer made recommendations to the Compensation and Nominating Committee for base salary and bonus compensation amounts for other senior executives. The Compensation and Nominating Committee consulted with our former Chief Executive Officer when establishing the 2008 financial and operating criteria for performance-based bonuses applicable to other senior executives; however, the Committee met in executive session when considering the 2008 compensation of the Chief Executive Officer. During 2008, the Compensation and Nominating Committee periodically invited the Chief Executive Officer, the Chief Financial Officer, the Secretary and other directors to attend Committee meetings in order to receive operating and financial information from these officers and directors and to discuss goals, objectives and performance. The Compensation and Nominating Committee does not delegate any of its duties to management and regularly holds executive sessions without the members of management present.

Compensation Committee Activity

Mr. Smith, as Chairman, sets the agenda for each meeting of the Compensation and Nominating Committee in consultation with management, counsel and the other Committee members. Generally, the Compensation and Nominating Committee meets at least quarterly and more often as necessary. In 2008, for example, the Compensation and Nominating Committee met five times. During these meetings in 2008, the Compensation and Nominating Committee, among other items:

•	approved the payment of 2007 non-financial bonuses to the senior executive officers;

•	approved 2008 financial and non-financial bonus objectives for the senior executive officers;

•	recommended amendments to the 2004 Incentive Stock Plan to increase the total number of shares authorized for issuance and the total number of shares that may be issued as stock grants;

•	recommended a reduction in the size of the Board of Directors from eight to seven directors;

•	reviewed committee membership and recommended changes to the Board of Directors;

•	approved tax-related amendments to employment arrangements with management; and

•	recommended that the Board of Directors adopt an amendment to the charter of the Compensation and Nominating Committee to add executive succession planning to the Committee’s responsibilities.

To date, the Compensation and Nominating Committee has held four meetings in 2009. During these meetings in 2009, the Compensation and Nominating Committee, among other items:

•	recommended the creation of the Office of the Chairman upon Mr. Patrick’s departure;

•	recommended the appointment of S. David Passman III as non-executive Chairman of the Board;

•	recommended the approval of a separation agreement and general release with Mr. Patrick;

•	reviewed committee membership and recommended a reduction in the size of the Board of Directors from seven to six directors, following Mr. Patrick’s departure;

•	approved the payment of 2008 non-financial bonuses for all applicable employees;

•	approved 2009 base salaries and financial and non-financial bonus objectives for the senior executive officers;

•	reviewed candidates for election to the Board of Directors;

•	recommended James A. Fleming’s election to the Board of Directors and appointment to the Audit Committee;

•	approved the engagement of ECG Advisors, LLC to review Carmike’s compensation structure; and

•	completed its annual self-evaluation process.

Named Executive Officers for 2008

The Compensation and Nominating Committee reviews, analyzes and approves the compensation of our senior executive officers, including the “Named Executive Officers” or “NEOs” included in the tables set forth following this compensation discussion and analysis. The NEOs for 2008 included our former Chief Executive Officer, our Chief Financial Officer and the three other executive officers that had the highest total compensation for 2008, calculated in accordance with the rules and regulations of the SEC. Our NEOs for 2008 were:

•	Michael W. Patrick, our former President, Chief Executive Officer and Chairman of the Board of Directors;

•	Richard B. Hare, Senior Vice President—Finance, Treasurer and Chief Financial Officer;

•	Fred W. Van Noy, Senior Vice President and Chief Operating Officer;

•	Lee Champion, Senior Vice President, General Counsel and Secretary; and

•	Jeffrey A. Cole, Assistant Vice President-Controller and Chief Accounting Officer.

Compensation Philosophy, Policies and Principles

The Compensation and Nominating Committee is responsible for establishing the policies and principles that form the basis of our executive compensation programs. The Compensation and Nominating Committee’s philosophy is to implement programs that are designed to:

•	attract and retain highly qualified key executives;

•	provide competitive base salaries and cash incentives as well as retirement savings;

•	motivate executives by rewarding performance that supports achievement of financial and operating goals; and

•	encourage employee stock ownership to align employee and stockholder interests.

We believe our compensation programs provide senior executives with a pay opportunity that is reasonable and competitive with the external market and that rewards performance. For example, in 2008, Carmike’s compensation policy for senior executives was designed to provide a competitive base of cash compensation (considering factors such as experience, qualifications and Carmike’s recent performance) and tying bonus compensation to achieving specified levels of financial performance and specific operating goals. However, the Compensation and Nominating Committee believes that when our performance or individual achievement exceeds performance objectives or does not meet expectations, overall pay should reflect actual performance.

We believe that a compensation structure related to performance reinforces our business objectives and the alignment of the employee’s interest with our stockholders. Senior executive compensation is linked to individual performance as well as overall company performance with respect to financial and non-financial objectives. The Compensation and Nominating Committee selects financial and non-financial metrics which it believes strongly correlate to key financial and operating goals and enhanced stockholder value over time. For instance, recent performance metrics have been designed in part to reflect our EBITDA targets, Sarbanes-Oxley Section 404 goals, film rent and real estate sales goals as well as expense reduction.

Following our emergence from bankruptcy in January 2002, our philosophy surrounding the use of equity-based long-term incentive compensation has been to grant restricted stock and/or stock options in an effort to attract and retain key employees. We have not considered these equity-based grants as a component of annual compensation but rather as long-term incentive compensation designed to compensate a senior executive over a three-year period. As a result, we have awarded equity-based long-term incentives to our senior executives from time to time that generally include pro rata vesting periods extending over three years.

Components of Executive Compensation

The basic components of executive compensation are:

•	base salary;

•	annual cash bonus pursuant to our Annual Executive Bonus Program;

•	cash compensation pursuant to a deferred compensation program; and

•	long-term incentives.

In addition, our compensation program includes certain benefits and perquisites. Each component is described in more detail below.

During 2006, 2007 and 2008, the Compensation and Nominating Committee reviewed the basic components of compensation described above for senior executive officers. As part of this review, the Compensation and Nominating Committee engaged ECG Advisors, LLC as its independent compensation consultant and reviewed the mix of salary, bonus and deferred compensation and proposals to implement alternative retirement and long-term incentive plans. In connection with this review, the Compensation and Nominating Committee took the steps described below, with respect to the various elements of our executive pay.

Base Salary

Our base salary program is designed to provide our senior executives with a competitive base of cash compensation. However, the base salary of our former Chief Executive Officer was established under the terms of his employment agreement. During 2008, the Compensation and Nominating Committee, in consultation with the Chief Executive Officer reviewed and approved base salaries for the other senior executive officers (including the NEOs). The Compensation and Nominating Committee considers various factors, which include individual performance over time, each individual’s role and responsibilities in Carmike and a general assessment of competitive market practices, when setting base salaries.

In early 2006, ECG Advisors, LLC assisted the Compensation and Nominating Committee by providing competitive market compensation data for our senior executive team, including information regarding base salaries. ECG Advisors, LLC compiled data from published, broad-based compensation surveys that included data for similarly-sized companies. ECG Advisors, LLC selected the groups of companies to include and analyzed the survey data with no input from either the Compensation and Nominating Committee or our executive officers. The Compensation and Nominating Committee considered this data to provide a general understanding of current compensation practices, but did not base its base salary determinations on this data.

The Compensation and Nominating Committee considered possible changes in base salary amounts for the NEOs for 2008 but ultimately determined to keep 2008 base salary amounts equal to 2007 base salary amounts for the NEOs. The Compensation and Nominating Committee determined to make no change in 2008 based on a number of factors, including the recommendation of our former Chief Executive Officer and Carmike’s 2007 performance. In March 2009, the Compensation and Nominating Committee approved the base salaries for the NEOs, effective April 1, 2009, as set forth in the following table:

Name	2007 Base Salary ($)	2008 Base Salary ($)	2009 Base Salary ($)
Michael W. Patrick	850,000	850,000	N/A	(1)
Richard B. Hare	316,250	316,250	316,250
Fred W. Van Noy	350,000	350,000	350,000
Lee Champion	316,250	316,250	275,000
Jeffrey A. Cole	139,750	139,750	139,750

(1)	Mr. Patrick, our former Chief Executive Officer, departed Carmike on January 19, 2009.

Annual Cash Bonuses—Annual Executive Bonus Program

The Carmike Cinemas, Inc. Annual Executive Bonus Program (the “Bonus Program”) was approved by Carmike’s stockholders on May 18, 2007. The purpose of the Bonus Program is to give each participant the opportunity to receive an annual bonus for each fiscal year payable in cash, if, and to the extent, the Compensation and Nominating Committee determines that the performance goals set by the Committee for each participant for such year have been satisfied. In addition, the Bonus Program is designed to meet the requirements for performance-based compensation under Section 162(m) of the Code.

Overall, the Bonus Program is designed to motivate and retain senior executive officers by providing at-risk compensation contingent upon achieving certain company and individual objectives, which for 2008 were financial and operating in nature. The 2008 bonus targets for the senior executive officers were approved by the Compensation and Nominating Committee in February 2008, based upon a formula tied to Carmike’s achievement of certain levels of EBITDA, expense reduction and additional operating goals specifically identified by the Committee. The Compensation and Nominating Committee consulted with our former Chief Executive Officer and other directors in determining the 2008 individual bonus target amounts and operating goals for the senior executive officers.

Process

Typically in the first quarter of the fiscal year, the Compensation and Nominating Committee approves annual bonus target amounts for the senior executive officers, including the NEOs, for the current fiscal year. In addition, at this meeting, the Compensation and Nominating Committee approves the applicable performance goals (both financial and non-financial) for the senior executive officers, including the NEOs, for the current year. In setting these performance goals, the Compensation and Nominating Committee reviews our annual forecast and budget for the current fiscal year, determines the key corporate objectives and operating goals for the current year (on a company-wide and individual basis) and identifies individual performance objectives for each senior executive officer. During 2008, the Compensation and Nominating Committee also received input from our former Chief Executive Officer and other directors.

In connection with or following the filing of our Annual Report on Form 10-K, typically at the March meeting, the Compensation and Nominating Committee determines the bonuses to be paid to the senior executive officers for the prior fiscal year by analyzing the pre-established performance goals (both financial and non-financial), as well as the individual performance objectives, compared against the actual performance results for the prior year. If our actual performance for that year exceeds the performance goals, the amounts granted to participants under the program may exceed the target bonus amount. Any additional bonus beyond a level previously set by the Compensation and Nominating Committee is made at the sole discretion of the Committee. Similarly, if performance falls below specified performance levels, our executives receive bonuses below the target amount, which depending on performance may result in no cash bonuses. In connection with 2008 bonus determinations for our senior executive officers, Mr. Passman provided input and recommendations to the Compensation and Nominating Committee with respect to the analysis of individual performance objectives and bonus amounts, pursuant to his oversight role as a member of the Office of the Chairman.

Determining 2008 Target Cash Bonus Opportunity

In 2008, the Compensation and Nominating Committee, with recommendations from our former Chief Executive Officer and other directors, did not change the 2008 annual target bonus opportunities for senior executive officers from their levels in 2007. The Compensation and Nominating Committee determined to keep the 2008 annual target bonus amounts equal to the 2007 amounts based on a number of factors, including Carmike’s recent performance and its operating goals for 2008. Prior to 2007, the annual target bonus amount was determined by the Compensation and Nominating Committee based on an absolute dollar amount selected for each senior executive officer. However, in 2007, the Compensation and Nominating Committee also considered target bonus amounts as a percentage of the executive officer’s annual base salary.

In arriving at an applicable dollar amount for senior executive bonuses (other than our former Chief Executive Officer) in 2007, the Compensation and Nominating Committee also reviewed a competitive market group analysis prepared by the Committee’s independent compensation consultant during 2006, which is described above, in order to obtain a general understanding of current compensation practices. In addition, during 2007, the Compensation and Nominating Committee also obtained recommendations from our former Chief Executive Officer with respect to the alignment of absolute bonus dollar amounts among executive officer functions. The 2007 and 2008 target bonus opportunities for the NEOs were as follows:

Name	2007 Target Bonus Opportunity ($)	2008 Target Bonus Opportunity ($)	Percentage Increase
Michael W. Patrick (1)	$425,000	$425,000	—
Richard B. Hare	$150,000	$150,000	—
Fred W. Van Noy	$150,000	$150,000	—
Lee Champion	$100,000	$100,000	—
Jeffrey A. Cole	$50,000	$50,000	—

(1)	Mr. Patrick’s bonus opportunity was set pursuant to the terms of his employment agreement effective as of January 31, 2002.

The Compensation and Nominating Committee allocates a percentage of the annual target bonus opportunity to (i) financial-based performance criteria and (ii) non-financial performance criteria. During 2008, the percentage allocation between financial and non-financial criteria was determined at the discretion of the Compensation and Nominating Committee, in consultation with our former Chief Executive Officer. In 2008, the annual target bonus opportunity was allocated 75% to financial-based performance criteria and 25% to non-financial performance criteria for Mr. Patrick. The 2008 annual target bonus opportunity was allocated 85% to financial-based performance criteria and 15% to non-financial performance criteria for Mr. Van Noy. The 2008 annual target bonus opportunity for Mr. Hare was allocated 65% to financial-based performance criteria and 35% to non-financial performance criteria. The 2008 annual target bonus opportunity for Mr. Champion was allocated 30% to financial-based criteria and 70% to non-financial criteria. The 2008 annual target bonus opportunity for Mr. Cole was allocated 50% to financial-based performance criteria and 50% to non-financial performance criteria. These various allocations reflected particular areas of financial and operational focus identified by management, the Compensation and Nominating Committee and the Board of Directors.

The Compensation and Nominating Committee also determined a payout formula: (i) for the financial-based bonuses, based on achieving a target financial metric (such as specified levels of EBITDA or expense reductions); and (ii) for the non-financial based bonuses, based on achieving specific operating goals. The payout formulas are typically weighted by the Compensation and Nominating Committee, with the goal of providing greater incentive for the senior executives to achieve the key performance goals identified by the Committee. As described below, the Compensation and Nominating Committee has also provided for maximum levels of bonus opportunity in connection with the financial-based bonuses and threshold performance obligations which must be met prior to the payment of a bonus.

2008 Financial Performance Goals and Bonus

For 2008, a portion of the financial-based bonus for each NEO, other than Mr. Cole, was tied to the achievement of a targeted percentage of bonus EBITDA to revenue equal to 18.3%, or the “2008 Bonus EBITDA Margin Target.” For Mr. Patrick and Mr. Van Noy, 100% of the financial-based bonus was tied to the achievement of the 2008 Bonus EBITDA Margin Target. For Messrs. Hare and Champion, approximately 54% and 83% of their respective financial-based bonuses were tied to the achievement of the 2008 Bonus EBITDA Margin Target. The Compensation and Nominating Committee selected the 2008 Bonus EBITDA Margin Target utilizing Carmike’s 2008 fiscal year forecast and budget, previously approved by the Board of Directors in January 2008. Our bonus EBITDA for 2008 is different from EBITDA (which is defined as earnings before interest, taxes, depreciation and amortization) because we add back franchise and net worth taxes, extraordinary charges or losses, non-cash compensation expenses (including the grant of restricted stock) and restructuring charges, among other items. At the time it was established, the 2008 Bonus EBITDA Margin Target was considered by management and the Board to be achievable, but doing so would require that we achieve the performance set forth in the January 2008 forecast and budget.

In February 2008, the Compensation and Nominating Committee established a 2008 Bonus EBITDA Margin Target payout scale for these NEOs which:

•	adjusts downward at a defined rate from a 100% payout (if our actual 2008 Bonus EBITDA Margin equaled 18.3%) to no payout (if our actual 2008 Bonus EBITDA Margin equaled less than 17.2%); or

•	adjusts upward at a defined rate from a 100% payout (if our actual 2008 Bonus EBITDA Margin equaled 18.3%) to a 140% payout (if our actual 2008 Bonus EBITDA Margin equaled 20% or more).

Based on our actual 2008 Bonus EBITDA Margin and the EBITDA-based bonus payout scale described above, the NEOs (excluding Mr. Cole) earned none of the EBITDA-based portion of their 2008 financial bonus opportunity.

In addition, Mr. Hare was eligible to receive a portion of his 2008 financial-based bonus, equal to 30% of his total 2008 bonus opportunity (or approximately 46% of his financial-based bonus), based on achieving targeted general and administrative expense savings during 2008 of approximately $1.1 million. This bonus adjusts downward at a defined rate from a 100% payout of $45,000 (if general and administrative expense savings equaled approximately $1.1 million) to no payout (if general and administrative expense savings equaled approximately $770,000, or less). This bonus adjusts upward at a defined rate from a 100% payout of $45,000 (if general and administrative expense savings equaled approximately $1.1 million) to a 135% payout (if general and administrative expense savings equaled approximately $1.4 million, or more). For 2008, Mr. Hare achieved 135% of this non-EBITDA financial-based bonus, or a payout of $60,750.

Mr. Champion was eligible to receive a portion of his 2008 financial-based bonus, equal to 5% of his total 2008 bonus opportunity (or approximately 17% of his financial-based bonus), based on achieving targeted general and administrative expense savings during 2008 of $100,000. This bonus adjusts downward at a defined rate from a 100% payout of $5,000 (if general and administrative expense savings equaled $100,000) to no payout (if general and administrative expense savings equaled less than $80,000). This bonus adjusts upward at a defined rate from a 100% payout of $5,000 (if general and administrative expense savings equaled $100,000) to a 125% payout (if general and administrative expense savings equaled approximately $150,000, or more). For 2008, Mr. Champion achieved none of this non-EBITDA financial-based bonus.

Mr. Cole was eligible to receive 100% of his 2008 financial-based bonus, equal to 50% of his total 2008 bonus opportunity, based on achieving targeted general and administrative expense savings during 2008 of $340,000. This bonus adjusts downward at a defined rate from a 100% payout of $25,000 (if general and administrative expense savings equaled $340,000) to no payout (if general and administrative expense savings equaled less than $250,000). This bonus adjusts upward at a defined rate from a 100% payout of $25,000 (if general and administrative expense savings equaled $340,000) to a 167% payout (if general and administrative expense savings equaled $425,000, or more). For 2008, Mr. Cole achieved 167% of this financial-based bonus, or a payout of $41,750.

The 2008 financial-based bonus amounts earned by the NEOs were as follows:

Name	2008 Financial Bonus Target ($)	Financial Bonus Target as a Percentage of 2008 Target Bonus Opportunity	2008 Financial Bonus Payout ($)	2008 Financial Bonus Payout as a Percentage of 2008 Financial Bonus Target
Michael W. Patrick (1)	318,750	75%	—	—
Richard B. Hare	97,500	65%	60,750	62%
Fred W. Van Noy	127,500	85%	—	—
Lee Champion	30,000	30%	—	—
Jeffrey A. Cole	25,000	50%	41,750	167%

(1)	Mr. Patrick departed Carmike on January 19, 2009 and therefore was not eligible for any 2008 financial-based bonus.

2008 Non-Financial Objectives and Bonus

In February 2008, the Compensation and Nominating Committee also approved the non-financial bonus targets for each NEO. These non-financial bonus targets were tied to the achievement of key operating objectives identified by the Compensation and Nominating Committee, including objectives relating to the following:

•	Sarbanes-Oxley Section 404 goals (i.e., complete remediation of all material weaknesses in internal control over financial reporting as of December 31, 2008, or “Material Weakness Remediation”);

•	meeting certain individual performance criteria established by the Audit Committee, or “Audit Committee Individual Performance Criteria;” and

•	completion of various real estate transactions.

Certain goals were not applicable to particular NEOs because of the nature of their responsibilities. At the time they were established, these non-financial goals were considered by management and the Board to be achievable, but achieving them would require better-than-targeted performance. Mr. Patrick departed Carmike on January 19, 2009 and therefore he was not eligible to receive any 2008 non-financial based bonus.

Mr. Van Noy was eligible to receive 100% of his 2008 non-financial based bonus, or $22,500, equal to 15% of his 2008 target bonus opportunity, based on Carmike achieving Material Weakness Remediation. For 2008, Mr. Van Noy received $22,500, based on our successful Material Weakness Remediation.

Mr. Hare was eligible to receive approximately 71% of his 2008 non-financial based bonus, or $37,500, equal to 25% of his 2008 target bonus opportunity, based on Carmike achieving Material Weakness Remediation. In addition, Mr. Hare was eligible to receive approximately 29% of his 2008 non-financial based bonus, or $15,000, equal to 10% of his 2008 target bonus opportunity, based on achieving the Audit Committee Individual Performance Criteria. For 2008, Mr. Hare received $37,500, based on our successful Material Weakness Remediation, and $15,000 based on our achievement of the Audit Committee Individual Performance Criteria, for a total non-financial based bonus of $52,500.

Mr. Champion was eligible to receive approximately 71% of his 2008 non-financial based bonus, or $50,000, equal to 50% of his 2008 target bonus opportunity, based on achieving a target value of real estate properties sold of $9 million. This bonus adjusts downward at a defined rate from a 100% payout (if the value of real estate properties sold equaled $9 million) to no payout (if the value of real estate properties sold equaled less than $6 million). This bonus adjusts upward at a defined rate from a 100% payout (if the value of real estate properties sold equaled $9 million) to a 150% payout if the value of real estate properties sold equaled $13 million or more). In addition, Mr. Champion was eligible to receive approximately 29% of his 2008 non-financial based bonus, or $20,000, equal to 20% of his 2008 target bonus opportunity, based on achieving a target of ten build-to-suit development agreements. This bonus adjusts downward at a defined rate from a 100% payout (if there are ten build-to-suit development agreements) to no payout (if there are less than six build-to-suit development agreements). This bonus adjusts upward at a defined rate from a 100% payout (if there are ten build-to-suit development agreements) to an approximately 213% payout (if there are 14 or more build-to-suit development agreements). For 2008, Mr. Champion achieved a 110% payout, or $55,000, based on achieving sales of real property of $10 million and no bonus based on targeted build-to-suit development agreements.

Mr. Cole was eligible to receive 100% of his 2008 non-financial based bonus, or $25,000, equal to 50% of his 2008 target bonus opportunity, based on Carmike achieving Material Weakness Remediation. For 2008, Mr. Cole received $25,000, based on successful Material Weakness Remediation.

Based upon the achievement of applicable performance objectives described above, the NEOs earned the following non-financial bonus amounts:

Name	2008 Non-Financial Bonus Target ($)	Bonus Target as a Percentage of 2008 Target Bonus Opportunity	2008 Non-Financial Bonus Payout ($)	2008 Non-Financial Bonus Payout as a Percentage of 2008 Non-Financial Bonus Target
Michael W. Patrick (1)	106,250	25%	—	—
Richard B. Hare	52,500	35%	52,500	100%
Fred W. Van Noy	22,500	15%	22,500	100%
Lee Champion	70,000	70%	55,000	79%
Jeffrey A. Cole	25,000	50%	25,000	100%

(1)	On January 19, 2009, Mr. Patrick departed Carmike and therefore was not eligible for a 2008 non-financial bonus.

Overall for 2008, excluding Mr. Patrick, the NEOs earned an average of 95% of the aggregate non-financial bonus target amount.

2008 Discretionary Bonus

For 2008, the Compensation and Nominating Committee awarded Mr. Cole an additional discretionary bonus of $8,250. This bonus was related to Mr. Cole’s assumption of additional responsibilities during 2008 in connection with an employee transition. The Compensation and Nominating Committee determined to award Mr. Cole a portion of the bonus that would have been received by the former employee whose responsibilities he temporarily assumed.

Total 2008 Bonus Payout

The total 2008 bonuses paid to the NEOs (which, except for Mr. Cole, equals the sum of the 2008 financial-based bonus and the 2008 non-financial bonus) were as follows:

Name	2008 Target Bonus Opportunity ($)	2008 Total Bonus Payout ($)		2008 Total Bonus Payout as a Percentage of 2008 Target Bonus Opportunity
Michael W. Patrick (1)	425,000	—		—
Richard B. Hare	150,000	113,250		76%
Fred W. Van Noy	150,000	22,500		15%
Lee Champion	100,000	55,000		55%
Jeffrey A. Cole (2)	50,000	75,000	(1)	150%

(1)	On January 19, 2009, Mr. Patrick departed Carmike and therefore was not eligible for a 2008 bonus.

(2)	Includes the discretionary bonus of $8,250 awarded to Mr. Cole by the Compensation and Nominating Committee and described above under the heading “2008 Discretionary Bonus.”

Deferred Compensation Program

Carmike has maintained a funded deferred compensation program for a number of its senior executives, including Messrs. Patrick, Hare, Van Noy and Champion, or the “Participating NEOs,” pursuant to which Carmike pays additional cash compensation equal to 10% of the executives’ annual taxable compensation, including equity-based compensation. However, effective July 1, 2007, the Compensation and Nominating Committee amended the program to provide that payments will equal 10% of the executive’s cash salary and actual cash bonus. As a result, equity compensation is no longer included in the base amount. Carmike directs this additional cash compensation first into the participant’s individual retirement account, up to the legal limit, with the remainder directed into a trust. Each senior executive who participates in the deferred compensation program is taxed on the amount contributed on his behalf to his individual retirement account and to the trust. Distributions from the applicable trust are made upon or shortly after normal retirement, disability, death or termination of employment of a participant.

This non-qualified deferred compensation program is designed to provide retirement savings for senior executives which are protected from Carmike’s creditors. The amounts earned during 2008 by the Participating NEOs pursuant to the deferred compensation program are shown below in the Summary Compensation Table and the Deferred Compensation Table.

Mr. Cole is not a participant in the deferred compensation program described above; rather Carmike contributed additional cash compensation equal to 5% of his annual taxable cash compensation into his individual retirement account. The amount earned during 2008 by Mr. Cole pursuant to this contribution is shown below in the Summary Compensation Table and the Deferred Compensation Table.

Long-Term Incentives

Upon our emergence from Chapter 11 bankruptcy reorganization in January 2002, our Board of Directors approved a management incentive plan (the “2002 Stock Plan”) and authorized 1,000,000 shares for future issuance. In an effort to retain Carmike’s senior management following emergence from bankruptcy, we granted 780,000 shares of restricted stock to Mr. Patrick (pursuant to his employment agreement) and another 220,000 shares of restricted stock to a group of seven other members of senior management. The 780,000 shares of restricted stock granted to Mr. Patrick vested ratably on January 31, 2005, 2006 and 2007. The 220,000 shares of restricted stock, however, were earned by the other members of senior management as the executive achieved specific performance goals during 2002, 2003 and 2004. The shares of restricted stock earned by senior management during 2002, 2003 and 2004 vested on January 31, 2005, 2006 and 2007, respectively, if, with certain exceptions, the executive remained one of our employees.

As discussed above, from time to time we award equity-based long-term incentives to employees for retention purposes or in connection with hiring new key employees, and have not considered these grants as a component of annual compensation but rather as long-term incentive compensation designed to compensate a senior executive over a three-year period. Therefore, following the vesting of the 2002 Stock Plan awards to senior executives, and in furtherance of this approach on three-year-based long-term incentive equity compensation, the Compensation and Nominating Committee (on April 13, 2007) approved new grants of restricted stock and stock options as described in more detail below.

Currently, any equity-based awards granted by the Compensation and Nominating Committee are granted pursuant to the 2004 Incentive Stock Plan. The 2004 Incentive Stock Plan was originally approved by our stockholders in May 2004 and amendments were approved by our stockholders in May 2008. The primary purpose of the 2004 Incentive Stock Plan is (i) to attract and retain eligible employees and outside directors of Carmike, (ii) to provide an incentive to eligible employees and outside directors to work to increase the value of our common stock, and (iii) to provide eligible employees and outside directors with a stake in the future of Carmike which corresponds to the stake of each of our stockholders. The 2004 Incentive Stock Plan is administered by the Compensation and Nominating Committee. Each grant under the 2004 Incentive Stock Plan is evidenced by a certificate that incorporates such terms and conditions as the Compensation and Nominating Committee deems necessary or appropriate. The 2004 Incentive Stock Plan provides for the grant of options to purchase common stock, grants of shares of common stock, stock units, and stock appreciation rights to certain eligible employees and to outside directors. A description of the effects of a change in control on grants made pursuant to the 2004 Incentive Stock Plan is contained below under the heading “Potential Payments Upon Termination or Change in Control.”

Stock Option Awards

In the years following our reorganization, stock options were generally not a major component of our compensation packages, in part due to the restricted stock grants awarded to senior executives in 2002. For example, prior to April 2007 we had not issued stock options to any of our employees since December 2003. However, the Compensation and Nominating Committee believes that stock option awards can provide a link to company performance and maximizing stockholder value. In consideration of this principle and in connection with the final vesting of the 2002 restricted stock grants in January 2007, the Compensation and Nominating Committee approved (pursuant to the 2004 Incentive Stock Plan) the grant of an aggregate of 260,000 stock options, at an exercise price equal to $25.95 per share, to a group of eight senior executives (including 40,000 stock options to each of Messrs. Patrick, Van Noy, Hare and Champion and 20,000 options to Mr. Cole) on April 13, 2007.

The April 13, 2007 stock option grants were specifically meant to enhance stockholder value as one-third of these stock options will vest when we achieve an increase in the trading price of our Common Stock (above the $25.95 exercise price) equal to 25%, 30% and 35%, respectively. Information on past awards to the NEOs is shown in the Outstanding Equity Awards at 2007 Fiscal Year-End Table below.

Restricted Stock Awards

As discussed above, we have used restricted stock awards to provide compensation that promotes our long-term financial interests, by creating both real ownership that encourages senior executives to think and act like stockholders and as a competitive retention and recruitment vehicle. With the exception of the April 2007 grants, our restricted stock awards to senior executives generally vest ratably over a three-year period following the grant. The recipients of restricted stock awards are entitled to receive ordinary cash dividends on and to vote such shares of restricted stock.

On April 13, 2007, the Compensation and Nominating Committee approved (pursuant to the 2004 Incentive Stock Plan) the grant of an aggregate of 156,000 shares of restricted stock to a group of 48 employees (including 10,000 shares of restricted stock to each of Messrs. Patrick, Van Noy, Hare and Champion and 7,500 shares of restricted stock to Mr. Cole). Subsequent to these grants, 19,500 shares of restricted stock have been forfeited by certain employees, including Mr. Patrick’s 10,000 restricted shares. The remaining 136,500 shares of restricted stock will vest in full on April 13, 2010. Information regarding awards of restricted stock granted in 2007 is contained below in the Summary Compensation Table, the Grants of Plan-Based Awards Table and under the heading “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table.”

Benefits and Perquisites

We provide certain benefits and perquisites to our senior executive officers. Perquisites include the personal use of a company-owned automobile, club membership dues, tax preparation assistance and life and health insurance premiums. In addition, our former Chief Executive Officer received reimbursement for certain medical expenses. Additional information on the aggregate incremental cost to us of providing these benefits and perquisites to the NEOs in 2008 is shown in the Summary Compensation Table below.

Separation Agreements

We have entered into separation agreements with each of Messrs. Van Noy, Hare and Champion. These agreements provide a range of benefits to the executive if we at any time terminate the executive without cause or if the executive resigns for good reason in anticipation of or during the two-year period following a change in control. A description of these agreements is contained below under the heading “Potential Payments Upon Termination or Change in Control.” We have entered into these separation agreements as a means to retain our most senior executives, for such circumstances and in connection with such transactions when their services are most critical, by creating a mechanism that helps to eliminate the uncertainties and concerns which may arise in anticipation of or following a change in control.

In February 2009, in connection with Mr. Patrick’s departure from Carmike, we entered into a separation agreement and general release with Mr. Patrick. A description of Mr. Patrick’s separation agreement and general release and the amounts paid to him is contained below under the heading “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Michael W. Patrick Separation Agreement.”

Insider Trading Policy

We have implemented a written insider trading compliance policy which includes our policies with respect to stock ownership, retention, hedging, derivatives and margin transactions. We expect our employees, officers and directors not to engage in speculative transactions that are designed to result in profit based on short-term fluctuations in the price of our securities.

Tax Implications of Executive Compensation

Section 162(m) of the Code limits the amount of individual compensation for certain executives that may be deducted by the employer for federal income tax purposes in any one fiscal year to $1 million unless such compensation is “performance-based.” The determination of whether compensation is performance-based depends upon a number of factors, including stockholder approval of the plan under which the compensation is paid, the exercise price at which equity-based awards are granted, the disclosure to and approval by the stockholders of applicable performance standards, the composition of the Compensation and Nominating

Committee, and certification by the Committee that performance standards were satisfied. Prior to stockholder approval of the Bonus Program on May 18, 2007, our annual cash incentive compensation for NEOs had not been structured to qualify under Section 162(m); however, going forward our Bonus Program is structured to qualify our annual cash incentive compensation as performance-based.

While the Compensation and Nominating Committee intends to structure annual incentive compensation for our Chief Executive Officer and other executives as performance-based compensation to the extent practicable going forward, the Committee’s primary focus has been, and will continue to be, on compensating our Chief Executive Officer and other executives on a basis which the Committee determines will most likely best serve our long-term business interests. However, the extent to which we can deduct the compensation paid to an executive will only be one of many factors taken into account in making such determination.

Accounting Implications of Executive Compensation

Effective January 1, 2006, we were required to recognize compensation expense of all stock-based awards pursuant to the principles set forth in Statement of Financial Accounting Standards 123(R), Share-based Payment (“FAS 123R”). Consequently, we began recording a compensation expense in our financial statements for stock options granted during fiscal 2006 and thereafter.

Summary

The Compensation and Nominating Committee believes that our compensation strategy has been effective in rewarding executives appropriately, and in attracting and retaining highly qualified key executives. The Compensation and Nominating Committee continues to monitor competitive industry compensation practices and our specific financial and operating goals, and may adopt changes to its approach and policies in response to changes in industry practice or company goals as it deems desirable or necessary.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)		Option Awards ($)		Non-Equity Incentive Plan Compensation ($)		Change in Pension Value and Nonquali- fied Deferred Compensation Earnings ($)		All Other Compensation ($)		Total ($)
Michael W. Patrick	2008	850,000	(2)	—		86,500	(4)	97,272	(5)	—	(6)	—	(9)	109,271	(10)(11)	1,143,043
Former President, Chief	2007	850,000	(2)	—		332,935	(4)	122,707	(5)	53,125	(7)	18,565	(9)	754,639	(10)(12)	2,131,971
Executive Officer and Chairman of the Board of Directors (1)	2006	850,000	(2)	238,000	(3)	3,216,720	(4)	—		125,000	(8)	36,893	(9)	772,826	(10)(13)	5,239,439

Richard B. Hare	2008	316,250		—		133,957	(4)	97,272	(5)	113,250	(6)	—	(9)	44,876	(10)(11)	705,605
Senior Vice President—	2007	316,250		—		174,587	(4)	122,707	(5)	56,250	(7)	794	(9)	56,899	(10)(12)	727,487
Finance, Treasurer and Chief Financial Officer	2006	211,539		130,000	(14)	97,564	(4)	—		51,563	(8)	72	(9)	104,784	(10)(13)	595,522

Fred W. Van Noy Senior Vice President and Chief Operating Officer	2008	350,000		—		86,500	(4)	97,272	(5)	22,500	(6)	—	(9)	41,377	(10)(11)	597,649
	2007	350,000		—		67,967	(4)	181,250	(5)	37,500	(7)	2,547	(9)	63,983	(10)(12)	703,247
	2006	325,000		—		46,424	(4)	219,704	(5)	82,915	(8)	10,571	(9)	78,547	(10)(13)	763,161

Lee Champion	2008	316,250		—		86,500	(4)	97,272	(5)	55,000	(6)	—	(9)	44,841	(10)(11)	599,863
Senior Vice President,	2007	316,250		—		64,875	(4)	122,707	(5)	55,625	(7)	1,357	(9)	36,465	(10)(12)	597,279
General Counsel and Secretary	2006	290,000		—		—		—		28,350	(8)	773	(9)	29,468	(10)(13)	348,591

Jeffrey A. Cole Assistant Vice President, Controller and Chief Accounting Officer (15)	2008	139,750		8,250	(16)	64,875	(4)	48,635	(5)	66,750	(6)	—		10,494	(10)(17)	338,754

(1)	Mr. Patrick, our former President, Chief Executive Officer and Chairman of the Board of Directors, departed Carmike on January 19, 2009.

(2)	Mr. Patrick’s base salary was set pursuant to the terms of his employment agreement, effective as of January 31, 2002.

(3)	Equals amounts earned by Mr. Patrick in 2006 under a dividend-related bonus agreement, effective as of January 29, 2004, between Carmike and Mr. Patrick. Under this agreement, we agreed to pay Mr. Patrick a bonus in any quarter that we pay a dividend equal to the number of shares remaining to be issued pursuant to Mr. Patrick’s employment agreement multiplied by the quarterly dividend per share for such quarter. The final tranche of 260,000 shares owed to Mr. Patrick, pursuant to his employment agreement, was issued to him on January 31, 2007; therefore, after this date, Mr. Patrick was no longer eligible to receive this dividend-related bonus.

(4)	Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal years ended December 31, 2006, 2007 and 2008, as applicable, in accordance with FAS 123R, and thus includes amounts from stock awards granted in and prior to 2006, 2007 and 2008. The assumptions made in connection with the valuation of these awards are described in Note 9 to the notes to our consolidated financial statements in our 2008 Annual Report on Form 10-K, Note 10 to the notes to our consolidated financial statements in our 2007 Annual Report on Form 10-K, Note 12 to the notes to our consolidated financial statements in our 2006 Annual Report on Form 10-K and Note 13 to the notes to our consolidated financial statements in our 2005 Annual Report on Form 10-K, as amended.

(5)	Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal years ended December 31, 2006, 2007 and 2008, as applicable, in accordance with FAS 123R, and thus includes amounts from option awards granted in and prior to 2006, 2007 and 2008. The assumptions made in connection with the valuation of these awards are described in Note 9 to the notes to our consolidated financial statements in our 2008 Annual Report on Form 10-K, Note 10 to the notes to our consolidated financial statements in our 2007 Annual Report on Form 10-K, Note 12 to the notes to our consolidated financial statements in our 2006 Annual Report on Form 10-K and Note 13 to the notes to our consolidated financial statements in our 2005 Annual Report on Form 10-K, as amended.

(6)	Equals amounts paid to the NEOs pursuant to our cash Bonus Program comprised of (a) the 2008 financial performance bonus payout and (b) the 2008 non-financial bonus payout described above under the heading “Compensation Discussion and Analysis—Components of Executive Compensation—Annual Cash Bonuses—Annual Executive Bonus Program.” On January 19, 2009, Mr. Patrick departed Carmike and therefore was not eligible for a 2008 bonus.

(7)	Equals amounts paid to the NEOs pursuant to our cash Bonus Program comprised of (a) the 2007 financial performance bonus payout and (b) the 2007 non-financial bonus payout.

(8)	Equals amounts paid to the NEOs pursuant to our cash Bonus Program comprised of (a) the 2006 financial performance bonus payout and (b) the 2006 non-financial bonus payout.

(9)	The Company maintains a deferred compensation program for a number of its senior executives, including Messrs. Patrick, Hare, Van Noy and Champion, pursuant to which it pays additional cash compensation equal to 10% of the individual’s annual taxable compensation, which until July 1, 2007 included equity-based compensation. The Company directs this additional cash compensation first into the participant’s individual retirement account, up to the legal limit, with the remainder directed into a trust. Distributions from the applicable trust are made upon or shortly after normal retirement, disability, death or termination of employment of a participant. The amounts set forth in the table equal all of the earnings on the assets held in the trust in 2006 and 2007, respectively (not just above-market earnings) and do not include earnings on amounts held in the participants’ individual retirement account. There were no earnings on the assets held in the trust in 2008.

(10)	The amounts set forth in the “All Other Compensation” column include the following perquisites: Mr. Patrick earned $4,216 for 2008, $3,113 for 2007 and $9,926 for 2006 for reimbursements of certain medical expenses, $2,838 for 2008, $1,806 for 2007 and $1,806 for 2006 for group term life insurance premiums, $3,067 for 2008, $671 for 2007 and $701 for 2006 for the personal use of a company-provided automobile and $10,962 for 2008, $10,141 for 2007 and $10,108 for 2006 for club membership dues; Mr. Hare earned $660 for 2008, $420 for 2007 and $420 for 2006 for group term life insurance premiums, $5,758 for 2007 and $54,596 for 2006 for relocation expenses, $2,519 for 2008, $4,902 for 2007 and $6,734 for 2006 for the personal use of a company-provided automobile and $5,238 for 2008, $5,001 for 2007 and $13,076 for 2006 for club membership dues; Mr. Van Noy earned $1,518 for 2008, $966 for 2007 and $630 for 2006 for group term life insurance premiums, $1,191 for 2008, $1,533 for 2007 and $1,478 for 2006 for the personal use of a company-provided automobile and $793 for 2008 for club membership dues; Mr. Champion earned $2,838 for 2008, $1,806 for 2007 and $1,806 for 2006 for group term life insurance premiums, $5,606 for 2008, $1,587 for 2007 and $892 for 2006 for the personal use of a company-provided automobile and $500 for 2006 for club membership dues; and Mr. Cole earned $248 for 2008 for group term life insurance premiums and $2,329 for 2008 for the personal use of a company-provided automobile.

(11)	Pursuant to our deferred compensation program in 2008, the applicable NEOs earned the following amounts which are included in the “All Other Compensation” column above: Mr. Patrick $88,188; Mr. Hare $36,459; Mr. Van Noy $37,875; and Mr. Champion $36,397. The deferred compensation program is discussed further below under the heading “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table.”

(12)

Pursuant to our deferred compensation program in 2007, the applicable NEOs earned the following amounts which are included in the “All Other Compensation” column above: Mr. Patrick $738,908; Mr. Hare $40,818; Mr. Van Noy

$61,484; and Mr. Champion $33,072. Mr. Patrick’s amount includes $580,840 earned by Mr. Patrick in 2007 (pursuant to the deferred compensation arrangement) attributable to 260,000 shares of restricted stock which vested on January 31, 2007 pursuant to Mr. Patrick’s employment agreement, effective as of January 31, 2002. The deferred compensation program is discussed further below under the heading “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table.”

(13)	Pursuant to our deferred compensation program in 2006, the applicable NEOs earned the following amounts which are included in the “All Other Compensation” column above: Mr. Patrick $750,285; Mr. Hare $29,958; Mr. Van Noy $76,439; and Mr. Champion $26,270. Mr. Patrick’s amount includes $589,810 earned by Mr. Patrick in 2006 (pursuant to the deferred compensation arrangement) attributable to 260,000 shares of restricted stock which vested on January 31, 2006 pursuant to Mr. Patrick’s employment agreement, effective as of January 31, 2002. The deferred compensation program is discussed further below under the heading “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table.”

(14)	Represents a special $130,000 bonus (including a tax gross-up) awarded to Mr. Hare on August 30, 2006 by the Compensation and Nominating Committee, in consultation with the Audit Committee, in recognition of his efforts during our 2006 financial restatement.

(15)	Mr. Cole was not a NEO for the fiscal years ended December 31, 2006 and 2007; therefore, only information regarding the fiscal year ended December 31, 2008 is provided.

(16)	Reflects a discretionary bonus of $8,250 awarded to Mr. Cole on March 6, 2009 by the Compensation and Nominating Committee. This discretionary bonus is described above under the heading “Compensation Discussion and Analysis—Components of Executive Compensation—2008 Discretionary Bonus.”

(17)	Includes $7,917 contributed by Carmike as additional cash compensation, equal to 5% of Mr. Cole’s annual taxable cash compensation to his individual retirement account. This payment is described below under the heading “Narrative Disclosure to Summary Compensation Table and Grants of Plan Based-Awards Table—Deferred Compensation Program.”

Grants of Plan-Based Awards in 2008

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)				Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Approval Date	Threshold ($)	Target ($)		Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Michael W. Patrick	—	—	106,250	425,000	(2)	425,000	—	—	—	—	—	—	—
Richard B. Hare	—	—	5,000	150,000		186,750	—	—	—	—	—	—	—
Fred W. Van Noy	—	—	22,500	150,000		201,000	—	—	—	—	—	—	—
Lee Champion	—	—	2,500	100,000		158,750	—	—	—	—	—	—	—
Jeffrey A. Cole	—	—	8,250	50,000		66,750	—	—	—	—	—	—	—

(1)	Represents threshold, target and maximum award opportunities payable to each NEO pursuant to the 2008 cash Bonus Program discussed above under the heading “Compensation Discussion and Analysis—Components of Executive Compensation—Annual Cash Bonuses—Annual Executive Bonus Program.” The amounts presented include both the possible 2008 financial-based bonus opportunity and the possible 2008 non-financial bonus opportunity.

(2)	The target amount of Mr. Patrick’s 2008 bonus opportunity was set pursuant to the terms of his employment agreement effective as of January 31, 2002.

Narrative Disclosure to Summary Compensation Table and

Grants of Plan Based-Awards Table

Michael W. Patrick 2009 Separation Agreement

On January 19, 2009, Mr. Patrick departed Carmike. In February 2009, Carmike and Mr. Patrick entered into a separation agreement and general release (the “Separation Agreement”) setting forth the terms of his departure. Pursuant to the Separation Agreement, Carmike will make a lump sum payment to Mr. Patrick of $5 million in the third quarter of 2009. Mr. Patrick will continue to receive medical benefits and group life insurance coverage, valued at $55,000, until January 2012. Should Mr. Patrick die on or before January 31, 2012, Carmike will pay the sum of $850,000 to Mr. Patrick’s surviving spouse or other designated beneficiary.

Pursuant to the Separation Agreement, Mr. Patrick resigned from Carmike’s Board of Directors effective February 20, 2009. Mr. Patrick agreed to make himself reasonably available to Carmike, at Carmike’s request, to consult on business issues, for up to ten hours per month, until the 2009 Annual Meeting of Stockholders.

Mr. Patrick and Carmike have provided a mutual general release from any and all claims relating to Mr. Patrick’s employment. Further, until January 19, 2011, Mr. Patrick has agreed:

•	not to compete with Carmike in any of the 36 states identified in the Separation Agreement;

•	not to hire or solicit certain of Carmike’s key employees; and

•	not to solicit certain of Carmike’s investors, customers or vendors.

Mr. Patrick has also agreed to a standstill provision, providing, among other things, that he will not:

•	without the prior approval of the Board of Directors purchase any voting securities of Carmike or take certain other actions affecting the control of Carmike until January 19, 2012; or

•	sell or otherwise dispose of his current equity interests in Carmike until August 20, 2010.

The consideration payable to Mr. Patrick under the Separation Agreement was based on the terms of his existing employment agreement and the other agreements contained in the Separation Agreement, including the mutual release, the non-compete and the standstill provisions. Further, Carmike sought to avoid the cost and distraction which could be anticipated absent a negotiated resolution of Mr. Patrick’s departure.

Equity-Based Awards

On April 13, 2007, the Compensation and Nominating Committee approved (pursuant to the 2004 Incentive Stock Plan) the grant of an aggregate of 156,000 shares of restricted stock to a group of 48 employees (including 10,000 shares of restricted stock to each of Messrs. Patrick, Van Noy, Hare and Champion and 7,500 shares of restricted stock to Mr. Cole). Subsequent to these grants, 19,500 shares of restricted stock have been forfeited by certain employees, including Mr. Patrick’s 10,000 shares of restricted stock. The remaining 136,500 shares of restricted stock will vest in full on April 13, 2010. The recipients of restricted stock awards are entitled to receive ordinary cash dividends on and to vote such shares of restricted stock.

On April 13, 2007, the Compensation and Nominating Committee approved (pursuant to the 2004 Incentive Stock Plan) the grant of an aggregate of 260,000 stock options, at an exercise price equal to $25.95 per share, to a group of eight senior executives (including 40,000 stock options to each of Messrs. Patrick, Van Noy, Hare and Champion and 20,000 options to Mr. Cole). The April 13, 2007 stock option grants were specifically meant to enhance stockholder value as one-third of these stock options will vest when we achieve an increase in the trading price of our Common Stock (above the $25.95 exercise price) equal to 25%, 30% and 35%, respectively. The fair value of these options was estimated on the grant date using a Monte Carlo simulation model. The model generates the fair value of the award at the grant date and compensation expense is not subsequently adjusted for the number of shares that are ultimately vested. The assumptions used in estimating fair value of these options can be found in Note 10 to the notes to our consolidated financial statements in our 2007 Annual Report on Form 10-K.

Deferred Compensation Program

As discussed above under the heading “Compensation Discussion and Analysis—Components of Executive Compensation—Deferred Compensation Program,” we maintain a funded deferred compensation program for a number of our senior executives, including Messrs. Patrick, Hare, Van Noy and Champion, pursuant to which we pay additional cash compensation equal to 10% of the executives’ annual taxable compensation, including equity-based compensation. However, effective July 1, 2007, the Compensation and Nominating Committee amended the program to provide that payments will equal 10% of the executive’s cash salary and actual cash bonus. As a result, equity compensation is no longer included in the base amount. We direct this additional cash compensation first into the participant’s individual retirement account, up to the legal limit, with the remainder directed into a trust. This additional cash compensation is included in each participant’s taxable income for the year in which it is paid. Distributions from the applicable trust are made upon or shortly after normal retirement, disability, death or termination of employment of a participant.

Amounts earned by Messrs. Patrick, Hare, Van Noy and Champion during 2008 are set forth above in the Summary Compensation Table in the “All Other Compensation” column and in the Nonqualified Deferred Compensation Table below.

Mr. Cole is not a participant in the deferred compensation program described above; rather Carmike contributed additional cash compensation equal to 5% of his annual taxable cash compensation into his individual retirement account. These payments are contained in the table below under the heading “Nonqualified Deferred Compensation Program.”

Outstanding Equity Awards at 2008 Fiscal Year-End

	Option Awards						Stock Awards
Name and Principal Position	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Michael W. Patrick	—	—	40,000	(2)	25.95	4/13/17	10,000	(3)	36,500	—	—
							—		—	—	—

Richard B. Hare	—	—	40,000	(2)	25.95	4/13/17	2,500	(4)	9,125	—	—
	—	—	—		—	—	1,668	(5)	.6,088	—	—
	—	—	—		—	—	10,000	(6)	36,500	—	—
	—	—	—		—	—	—		—	—	—

Fred W. Van Noy	50,000	—	—		21.79	3/7/13	—		—	—	—
	35,000	—	—		35.63	12/18/13	—		—	—	—
	—	—	40,000	(2)	25.95	4/13/17	—		—	—	—
	—	—	—		—	—	10,000	(6)	36,500	—	—

Lee Champion	—	—	40,000	(2)	25.95	4/13/17	—		—	—	—
	—	—	—		—	—	10,000	(6)	36,500	—	—

Jeffrey A. Cole	—	—	20,000	(2)	25.95	4/13/17	—		—	—	—
	—	—	—		—	—	7,500	(6)	27,375	—	—

(1)	The aggregate market value of shares of restricted stock is determined by multiplying the number of unvested shares of restricted stock by the closing market price for our common stock on December 31, 2008 of $3.65.

(2)	One-third of these stock options will vest when Carmike achieves an increase in the trading price of its Common Stock (above the $25.95 exercise price) equal to 25%, 30% and 35%, respectively.

(3)	Mr. Patrick forfeited these shares upon his departure from the company on January 19, 2009.

(4)	These shares of restricted stock vested on March 27, 2009.

(5)	These shares of restricted stock will vest on August 30, 2009.

(6)	These shares of restricted stock will vest on April 13, 2010.

Option Exercises and Stock Vested

For the Fiscal Year Ended December 31, 2008

Name and Principal Position	Option Awards		Stock Awards
	Number of Shares Acquired On Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Michael W. Patrick	—	—	—		—
Richard B. Hare	—	—	2,500	(1)	$26,425	(2)
			1,666	(3)	$8,780	(4)
Fred W. Van Noy	—	—	—		—
Lee Champion	—	—	—		—
Jeffrey A. Cole	—	—	—		—

(1)	These shares of restricted stock vested on March 27, 2008.

(2)	The value is calculated by multiplying the number of shares of restricted stock by the closing market price for our common stock on March 27, 2008, the vesting date, of $10.57.

(3)	These shares of restricted stock vested on August 30, 2008.

(4)	The value is calculated by multiplying the number of shares of restricted stock by the closing market price for our common stock on August 30, 2008, the vesting date, of $5.27.

Nonqualified Deferred Compensation

Carmike has maintained a funded deferred compensation program for a number of its senior executives, including Messrs. Patrick, Hare, Van Noy and Champion, pursuant to which Carmike pays additional cash compensation equal to 10% of the executive’s annual taxable compensation, including equity-based compensation. However, effective July 1, 2007, the Compensation and Nominating Committee amended the program to provide that payments will equal 10% of the executive’s cash salary and actual cash bonus. As a result, equity compensation is no longer included in the base amount.

We direct this additional cash compensation first into the participant’s individual retirement account, up to the legal limit, with the remainder directed into a trust. This additional cash compensation is included in each participant’s taxable income for the year in which it is paid. Distributions from the applicable trust are made upon or shortly after normal retirement, disability, death or termination of employment of a participant.

Mr. Cole is not a participant in the deferred compensation program described above; rather, Carmike contributed additional cash compensation equal to 5% of his annual taxable cash compensation into his individual retirement account.

Name	Executive Contributions in Last FY ($)	Registrant Contributions Earned in Last FY ($) (1)		Aggregate Earnings on all Assets Held in Trust During Last FY ($) (2)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance of all Assets Held in Trust at Last FYE ($) (3)
Michael W. Patrick	—	88,188		(87,948)	—	1,248,531
Richard B. Hare	—	36,459		(16,649)	—	47,528
Fred W. Van Noy	—	37,875		(68,296)	—	284,558
Lee Champion	—	36,397		(6,491)	—	67,173
Jeffrey A. Cole	—	7,917	(4)	N/A	N/A	N/A

(1)	These amounts are also included in the “All Other Compensation” column of the Summary Compensation Table.

(2)	The trustee invests the trust assets in securities and other property in its discretion, considering the probable income from and safety of such investments. The amounts set forth in this column equal the losses on the assets held in the trust during 2008. Because there were no earnings on the assets held in trust during 2008, these amounts are not included in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table. The losses on all assets held in trust set forth in this column do not include earnings or losses on amounts in the NEO’s individual retirement account.

(3)	The aggregate balance of all assets held in trust set forth in this column does not include amounts held in the NEO’s individual retirement account.

(4)	Carmike contributed $7,917 as additional cash compensation, equal to 5% of Mr. Cole’s annual taxable cash compensation, to his individual retirement account.

Potential Payments upon Termination or Change in Control

The discussion below describes the amounts payable to the NEOs, other than Mr. Patrick, in the event of a termination of the executive’s employment. The amounts shown assume that such termination was effective as of December 31, 2008, and thus include amounts earned through such time and are estimates of the amounts which would be paid to the executives upon their termination. The actual amounts to be paid can only be determined at the time of such executive’s separation from us. Other than as described below, we have not agreed to pay any other amounts or to provide any other benefits to the NEOs upon termination of their employment with us, including following retirement or voluntary termination.

As described above under the heading “Michael W. Patrick 2009 Separation Agreement,” we entered into a separation agreement and general release with Mr. Patrick in February 2009 in connection with his departure from Carmike. A description of the separation agreement and general release and the amounts paid to Mr. Patrick under the separation agreement and general release are set forth above under the heading “Michael W. Patrick 2009 Separation Agreement.”

Separation Agreements

In 2003, we entered into a separation agreement with Fred W. Van Noy, our Senior Vice President and Chief Operating Officer, and in 2007 we entered into separation agreements with Richard B. Hare, our Senior Vice President—Finance, Treasurer and Chief Financial Officer, and Lee Champion, our Senior Vice President, General Counsel and Secretary (the “Separation Agreements”). In 2008, we made tax-related amendments to these separation agreements. We do not have a separation agreement with Mr. Cole. For purposes of the following description, we refer to Messrs. Van Noy, Hare and Champion as the “executives.”

Payments Made Upon Termination Without Cause or Resignation for Good Reason

If we at any time terminate the executive without cause (as defined below) or if he resigns for good reason (as defined below) either in anticipation of a change in control (as defined below) or within two years after a change in control, he will be entitled to a severance payment equal to two times his base salary, which will be paid in 24 equal monthly installments beginning six months and one day following his termination of employment. The base salary amount to be used in calculating the severance payment equals the base salary amount in effect on the day before his employment terminates or, if higher, his highest base salary which was in effect on any date in the one-year period ending on the date his employment terminates.

In addition, all of his options will become exercisable as of the date his employment terminates and remain outstanding for the term of the option, in the case of Mr. Van Noy, or for 90 days, in the case of Messrs. Hare and

Champion, as if no termination of employment had occurred. All of the restrictions on any restricted stock granted to the executive shall expire, and the executive’s restricted stock shall become non-forfeitable as of his termination of employment. Finally, each executive shall be entitled to continued welfare benefits for two years following his termination of employment.

Based on Messrs. Van Noy’s, Hare’s and Champion’s 2008 base salaries, if on December 31, 2008, they were terminated without cause or resigned for good reason either in anticipation of a change in control or within two years after a change in control, they would have been entitled to severance payable over two years equal to $700,000, $632,500 and $632,500, respectively. In addition, assuming Messrs. Van Noy, Hare and Champion continue to receive welfare benefits for such two-year period, we would incur expenses of approximately $35,063, $36,542 and $27,834, respectively, for such benefits.

Messrs. Van Noy, Hare and Champion each also hold options to purchase 40,000 shares of our stock for $25.95 per share. One-third of these stock options will vest when Carmike achieves an increase in the trading price of its common stock over the grant date price of $25.95 per share equal to 25%, 30% and 35% respectively. If, prior to December 31, 2008, Messrs. Van Noy, Hare and Champion were terminated without cause or resigned for good reason, either in anticipation of a change in control or within two years after a change in control, the options would become immediately exercisable. As of December 31, 2008, the relevant exercise prices described above, for each of the accelerated options, would have exceeded the closing market price of our common stock of $3.65 on December 31, 2008.

Messrs. Van Noy, Hare and Champion each also hold 10,000 shares of restricted stock. If, prior to December 31, 2008, Messrs. Van Noy, Hare and Champion were terminated without cause or resigned for good reason, either in anticipation of a change in control or within two years after a change in control, all of the restrictions on any the restricted stock would expire, and the restricted stock would become non-forfeitable as of the termination of employment.

Taxes

If Mr. Van Noy is subject to a “parachute” excise tax under § 280G or § 4999 of the Code, then he agrees to waive up to $10,000 otherwise owed to him in order to avoid excise tax. If more than $10,000 would need to be waived to avoid such excise tax, then Carmike agrees to provide a gross-up payment for him. Assuming Mr. Van Noy was terminated as of December 31, 2008, he would not have been entitled to gross-up payments because he would not have been subject to a “parachute” excise tax under § 280G or § 4999 of the Code.

The separation agreements with Messrs. Hare and Champion do not contain a tax gross-up.

Key Definitions

During the two-year period following a change in control, the Separation Agreements define “cause” to mean:

•

the executive is convicted of, pleads guilty to, or confesses or otherwise admits to any felony or any act of fraud, misappropriation or embezzlement or the executive otherwise engages in a fraudulent act or course of conduct which has a material and adverse effect on us;

•

there is any act or omission by the executive involving malfeasance or gross negligence in the performance of his duties and responsibilities, or the exercise of his powers as an executive, where such act or omission actually has a material and adverse effect on our business;

•	the executive breaches any of the restrictive covenants described below and such breach has a material and adverse effect on us; or

•	the executive violates any provision of our code of conduct if the consequence to such violation clearly would have been a termination of an employee by us.

Prior to a change in control or after the two-year period following a change in control, the Separation Agreements define “cause” to mean:

•

the executive is convicted of, pleads guilty to, or confesses or otherwise admits to any felony or any act of fraud, misappropriation or embezzlement or the executive otherwise engages in a fraudulent act or course of conduct;

•

there is any act or omission by the executive involving malfeasance or negligence in the performance of his duties and responsibilities, or the exercise of his powers as an executive, where such act or omission is reasonably likely to materially and adversely affect on our business;

•	the executive breaches any of the restrictive covenants described below; or

•	the executive violates any provision of our code of conduct if the consequence to such violation ordinarily would be a termination of the employee by us.

The Separation Agreements define “change in control” to mean:

•	a change in control within the meaning of Section 14(a) of the Exchange Act;

•

any person or group (provided further, in the case of Mr. Van Noy’s agreement, that such person is not a signatory to the shareholders’ agreement dated January 31, 2002 (the “Stockholders Agreement”) or a person or group which acquires stock in a transaction with a signatory to the Stockholders Agreement) becomes the beneficial owner of 45% or more of the combined voting power of our common stock;

•	a majority of our Board of Directors is replaced within a two-year period by directors not approved by 2/3 of the existing Board;

•	our stockholders approve a merger in which we are not the surviving company;

•	our stockholders approve a sale of 50% or more of our assets or business;

•	our stockholders approve the dissolution or liquidation of us; or

•

we combine with another company, unless following the combination, our stockholders have more than 60% of the common stock of the combined company in substantially the same proportions in which they owned our stock.

During the two-year period following a change in control, the Separation Agreements define “good reason” to mean:

•	a reduction in the executive’s base salary or a reduction in the executive’s combined opportunity to receive any incentive compensation and bonuses;

•

a reduction in the scope, importance or prestige of the executive’s duties, responsibilities or authority (other than as a result of a mere change in the executive’s title if such change in title is consistent with our organizational structure following a change in control);

•

the transfer of the executive’s primary work site from the executive’s primary work site as of the date of the change in control to a new primary work site which is more than 10 miles from the executive’s then current primary work site (with certain exceptions); or

•

we fail to continue to provide the executive the health and welfare benefits, deferred compensation benefits, executive perquisites and stock option and restricted stock grants that are in the aggregate comparable in value to those provided to the executive immediately prior to the change in control.

Restrictive Covenants

For a period of two years following termination, the executives have agreed not to:

•

for purposes of competing with us, solicit or seek to solicit any of our suppliers with whom the executive had a personal business interaction, at any time during the two years prior to the termination of the executive’s employment;

•

employ or seek to employ any Carmike employee serving in an executive, managerial, or supervisory capacity during the term of the executive’s employment, with whom the executive had business dealings during the two years prior to the termination of the executive’s employment, unless such employee has ceased to be employed by us for a period of at least one year;

•	use or disclose any trade secret that the executive may have acquired during the term of his employment for so long as such information remains a trade secret; or

•	use or disclose any confidential or proprietary information that the executive may have acquired during the term of, in the course of, or as a result of his employment.

If we breach our obligations to an executive under his Separation Agreement, the period for these restrictive covenants will be shortened to one year following termination.

2004 Incentive Stock Plan

Under the 2004 Incentive Stock Plan, our employees, directors and consultants are eligible to receive equity-based awards including incentive stock options, non-incentive stock options, stock appreciation rights, stock grants and stock units.

Under the 2004 Incentive Stock Plan, as of the effective date of a change in control (as defined below), all options and all stock appreciation rights become exercisable, and all stock grants and stock unit grants vest. If required in the agreement effecting a change in control, the Board of Directors can cancel all options, stock appreciation rights, stock grants or stock unit grants after providing holders a reasonable period to exercise options and stock appreciation rights and to take any action necessary to receive stock subject to stock grants or cash payable under stock unit grants. However, any grant subject to a performance goal shall vest only to the extent of such performance goal unless the performance goal has been exceeded, and then it will vest to the extent the goal has been exceeded.

Mr. Patrick forfeited 10,000 shares of restricted stock upon his departure from Carmike in January 2009. Currently, the options to purchase 40,000 shares of our common stock for $25.95 granted on April 13, 2007 to Mr. Patrick represent his only outstanding unvested stock grants or options under the 2004 Incentive Stock Plan. Mr. Patrick’s right to exercise these 40,000 options will expire on April 19, 2009.

Currently, the 14,168 shares of restricted stock (2,500 granted on March 31, 2006, 1,668 granted on August 30, 2006 and 10,000 granted on April 13, 2007) and the options to purchase 40,000 shares of our common stock for $25.95 granted on April 13, 2007 to Mr. Hare represent his only outstanding unvested stock grants or options under the 2004 Incentive Stock Plan. Assuming a change in control occurred as of December 31, 2008, Mr. Hare would have become immediately vested in all of the 14,168 shares of restricted stock and 40,000 options. The value of Mr. Hare’s 14,168 shares of restricted stock as of December 31, 2008 would have been $51,713. As of December 31, 2008, the exercise price of $25.95 per share for the 40,000 accelerated options would have exceeded the closing market price of our common stock of $3.65 on December 31, 2008.

Currently, the 10,000 shares of restricted stock and the options to purchase 40,000 shares of our common stock for $25.95 granted on April 13, 2007 to Mr. Van Noy represent his only outstanding unvested stock grants or options under the 2004 Incentive Stock Plan. Assuming a change in control occurred as of December 31, 2008, Mr. Van Noy would have become immediately vested in all of the 10,000 shares of restricted stock and 40,000 options. The value of Mr. Van Noy’s 10,000 shares of restricted stock as of December 31, 2008 would have been $36,500. As of December 31, 2008, the exercise price of $25.95 per share for the 40,000 accelerated options would have exceeded the closing market price of our common stock of $3.65 on December 31, 2008.

Currently, the 10,000 shares of restricted stock and the options to purchase 40,000 shares of our common stock for $25.95 granted on April 13, 2007 to Mr. Champion represent his only outstanding unvested stock grants or options. Assuming a change in control occurred as of December 31, 2008, Mr. Champion would have become immediately vested in all of the 10,000 shares of restricted stock and 40,000 options. The value of Mr. Champion’s 10,000 shares of restricted stock as of December 31, 2008 would have been $36,500. As of December 31, 2008, the exercise price of $25.95 per share for the 40,000 accelerated options would have exceeded the closing market price of our common stock of $3.65 on December 31, 2008.

Currently, the 7,500 shares of restricted stock and the options to purchase 20,000 shares of our common stock for $25.95 granted on April 13, 2007 to Mr. Cole represent his only outstanding unvested stock grants or options. Assuming a change in control occurred as of December 31, 2008, Mr. Cole would have become immediately vested in all of the 7,500 shares of restricted stock and 20,000 options. The value of Mr. Cole’s 7,500 shares of restricted stock as of December 31, 2008 would have been $27,375. As of December 31, 2008, the exercise price of $25.95 per share for the 20,000 accelerated options would have exceeded the closing market price of our common stock of $3.65 on December 31, 2008.

Additional information regarding these grants can be found in the Outstanding Equity Awards at 2008 Fiscal Year-End Table above.

Under the 2004 Incentive Stock Plan, a “change in control” means:

•	a change in control within the meaning of Section 14(a) of the Exchange Act;

•	the acquisition by any person of 30% or more of the voting power for election of Carmike’s directors;

•	the incumbent members of Carmike’s Board of Directors, or their approved successors, ceasing to be a majority of the Board of Directors during any period of two years or less;

•	a reorganization, merger, consolidation or share exchange approved by Carmike stockholders whereby Carmike Common Stock is converted into or exchanged for the stock of another corporation;

•	a sale or disposition of 50% or more of the assets of Carmike;

•

a reorganization, merger, consolidation or share exchange approved by Carmike stockholders, unless Carmike stockholders control the resulting company and retain, with respect to other Carmike stockholders, substantially the same proportion of share ownership that they had in Carmike; the approval by stockholders of a complete liquidation or dissolution of Carmike;

•	the approval by stockholders of a complete liquidation or dissolution of Carmike; or

•	any other event the Compensation and Nominating Committee determines is a change in control.

Provided, however, that if the acquisition of 30% or more of the voting power described above is by a person who was a signatory to the stockholders’ agreement, dated as of January 31, 2002, by and among certain stockholders of Carmike and results from a transaction with one, or more than one, other person who was also a signatory to such stockholders’ agreement before such stockholders’ agreement expired, such acquisition shall not constitute a change in control.

Deferred Compensation Program

As described previously, Carmike has maintained a funded deferred compensation program for a number of its senior executives, including Messrs. Patrick, Hare, Van Noy and Champion, the “Participating NEOs” pursuant to which Carmike pays additional cash compensation equal to 10% of the Participating NEOs’ annual taxable compensation, including equity-based compensation. However, effective July 1, 2007, the Compensation and Nominating Committee amended the program to provide that payments will equal 10% of the executive’s cash salary and actual cash bonus. As a result, equity compensation is no longer included in the base amount. We direct this additional cash compensation first into the participant’s individual retirement account, up to the legal limit, with the remainder directed into a trust. This additional cash compensation is included in each participant’s taxable income for the year in which it is paid.

The deferred compensation agreements for the Participating NEOs are not affected in any way by a change in control of Carmike. A successor to Carmike will be obligated to continue making payments under the deferred compensation agreements until the earlier of a Participating NEO’s termination of employment or the date on which the Participating NEO is eligible for payment from the trust under the Participating NEO’s agreement. A Participating NEO, or his beneficiary, is eligible for payment from the trust upon his death, disability or reaching age 70; however, the Participating NEO may also make an election to commence distributions after age 60 but before age 70.

Information regarding the amounts earned by the Participating NEOs during 2008 and the aggregate balance of all assets held in trust as of December 31, 2008 are set forth above in the Summary Compensation Table in the “All Other Compensation” column and in the Nonqualified Deferred Compensation Table.

COMPENSATION OF DIRECTORS

During fiscal year 2008, our non-employee directors received annual cash compensation consisting of a $30,000 retainer and $1,000 per meeting for participation in meetings of the Board of Directors and its committees. Effective October 1, 2008, independent directors received a $1,000 per meeting fee for participation in meetings of the independent directors unrelated to board or committee meetings. Members of the Audit Committee (other than the chairman) received a retainer of $7,500 and the Chairman of the Audit Committee received a $12,500 retainer. The Chairman of the Compensation and Nominating Committee received a $7,500 retainer. Our lead independent director received an annual retainer of $7,500. For 2009, the Chair of the Corporate Governance Committee will receive an annual retainer of $2,500. Our employees do not receive any additional compensation for serving on the Board of Directors.

Our non-employee directors also receive annual equity compensation consisting of 2,500 restricted shares of our common stock issued at each annual meeting of stockholders and vesting in full at our next annual meeting of stockholders. We also provide our non-employee directors a one-time grant of options to purchase 5,000 shares of our common stock upon their initial election to the Board of Directors. Our policy of granting options to new non-employee directors was generally approved by the Board of Directors in connection with the establishment of our overall non-employee director compensation package and thus the specific grant of any such options to new non-employee directors occurs automatically on the date of such director’s initial election to the Board. In addition, the option exercise price has been equal to or higher than the closing price of our common stock on the NASDAQ Global Market on the grant date.

At the time of Mr. Patrick’s departure on January 19, 2009, Mr. Passman was appointed non-executive Chairman of the Board of Directors and as a member of the Office of the Chairman. In connection with his additional oversight responsibilities as Chairman of the Board of Directors and a member of the Office of the Chairman, Mr. Passman will receive a monthly fee of $40,000 and reimbursement for reasonable expenses.

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2)	Total ($)
Alan J. Hirschfield (3)	$53,750	$38,715	$92,465
S. David Passman III (3)(4)	$71,750	$38,715	$110,465
Carl L. Patrick, Jr.	$40,000	$38,715	$78,715
Roland C. Smith (5)	$51,500	$38,715	$90,215
Patricia A. Wilson	$61,500	$38,715	$100,215
Kevin D. Katari (6)	$16,786	$26,771	$43,557

(1)	Michael W. Patrick, our former President, Chief Executive Officer and Chairman of the Board of Directors, and Fred W. Van Noy, our Senior Vice President and Chief Operating Officer, are not included in this table as they did not receive compensation for their services as directors. The compensation received by Messrs. Patrick and Van Noy as our employees are shown in the Summary Compensation Table above. Mr. Patrick resigned from the Board of Directors on February 20, 2009.

(2)	Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008 in accordance with FAS 123R, and thus includes amounts from stock awards granted in and prior to 2008. As of December 31, 2008, each director, except Mr. Katari, has outstanding 2,500 unvested shares of restricted stock, which will vest at our 2009 Annual Meeting of Stockholders. (In accordance with FAS 123R, the fair market value of the award on the date of grant is calculated using the closing price on the date of grant as reported on the NASDAQ Global Market.) The assumptions made in connection with the valuation of these awards are described in Note 9 to the notes to our consolidated financial statements in our 2008 Annual Report on Form 10-K.

(3)	From March 11, 2008 until January 19, 2009, Mr. Passman served as Chairman of the Audit Committee. Mr. Hirschfield was the Chairman of the Audit Committee prior to March 11, 2008 and was renamed Chairman of the Audit Committee on January 19, 2009.

(4)	Mr. Passman was the lead independent director during 2008.

(5)	Mr. Smith is the Chairman of the Compensation and Nominating Committee.

(6)	Mr. Katari did not stand for re-election to the Board of Directors at the 2008 annual meeting.

COMPENSATION COMMITTEE REPORT

The Compensation and Nominating Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement for the 2009 Annual Meeting of Stockholders and, based on this review and these discussions with management, the Compensation and Nominating Committee has recommended to the Board of Directors that this Compensation Discussion and Analysis be included in this Proxy Statement for the 2009 Annual Meeting of Stockholders for filing with the SEC.

By the Compensation and Nominating Committee:	Roland C. Smith, Chairman
S. David Passman III
Patricia A. Wilson
March 27, 2009

The foregoing report should not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Acts, except to the extent that Carmike specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In accordance with its charter, our Audit Committee is responsible for reviewing and approving all related party transactions. Although we have not entered into any financial transactions with any immediate family member of a director or executive officer of Carmike, if we were to do so, any such transaction would need to be reviewed and approved by our Audit Committee. A report is made to our Audit Committee annually by our management and our independent auditor disclosing any known related party transactions. No reportable transactions occurred during fiscal 2008.

COMPENSATION AND NOMINATING COMMITTEE

INTERLOCKS AND INSIDER PARTICIPATION

The current members of the Compensation and Nominating Committee are Messrs. Smith and Passman and Ms. Wilson. None of the members of the Compensation and Nominating Committee during 2008 has ever been one of our officers or employees. In addition, none of our executive officers serve as a member of a board of directors or compensation committee of any entity that has one or more executive officers who serve on our Board of Directors or on the Compensation and Nominating Committee.

OTHER MATTERS

The Board of Directors does not know of any other matters to be presented for action at the meeting. If any other business should properly come before the meeting, the persons named in the accompanying form of proxy intend to vote thereon in accordance with their best judgment.

COMPENSATION PLANS

The following table presents information as of December 31, 2008 about our Common Stock that may be issued upon the exercise of outstanding options, warrants and rights under our 2002 Stock Plan and our 2004 Incentive Stock Plan.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by stockholders:
2002 Stock Plan (1)	0		15,640
2004 Incentive Stock Plan (2)	425,000	27.39	999,750
Total/Weighted Average	425,000	27.39	1,015,390
Equity compensation plans not approved by stockholders	None	None	None

Total	425,000		1,015,390

(1)	As of December 31, 2008, of the 15,640 shares remaining available for future grant under the 2002 Stock Plan, all were available for grant as stock units or stock grants.

(2)	As of December 31, 2008, of the 999,750 shares remaining available for future grant under the 2004 Incentive Stock Plan, 312,250 were available for grant as stock grants.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Carmike’s directors and executive officers, and persons who beneficially own more than 10% of any class of Carmike’s equity securities, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of Common Stock and other equity securities of Carmike. Officers, directors and greater than 10% beneficial owners are required by SEC regulation to furnish Carmike with copies of all Section 16(a) reports they file. To Carmike’s knowledge, based solely on a review of the copies of such reports furnished to Carmike and written representations that no other reports were required, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with for the fiscal year ended December 31, 2008.

Stockholder Proposals

Rule 14a-8 Proposals for Our 2010 Proxy Statement

Any stockholder of Carmike who wishes to present a proposal at the 2010 Annual Meeting of Stockholders of Carmike and who wishes to have such proposal included in Carmike’s proxy statement for that meeting must deliver a copy of such proposal to Carmike not later than December 21, 2009. Carmike reserves the right to decline to include in Carmike’s proxy statement any stockholder’s proposal that does not comply with the rules of the SEC for inclusion therein.

Stockholder Proposals of Business at an Annual Meeting

Under our By-laws, a stockholder is eligible to submit a stockholder proposal of business (other than nominations of directors, the procedures for which are described below) at an annual meeting, outside the processes of Rule 14a-8, if the stockholder is:

•	a stockholder of record on the record date for determining stockholders entitled to vote at the annual meeting;

•	a stockholder of record on the date the stockholder gives notice of the proposal to our Corporate Secretary; and

•	entitled to vote at the meeting.

In addition, the proposal must be a proper matter for stockholder action under Delaware law and the stockholder must provide timely notice of the proposal in writing to our Corporate Secretary. To be timely under our By-laws, our Corporate Secretary must receive advance notice of a proposal for business at the 2010 Annual Meeting between January 19, 2010 and February 18, 2010, provided however, if and only if the 2010 Annual Meeting is not scheduled to be held between April 19, 2010 and June 18, 2010, such stockholder’s notice must be delivered to our Corporate Secretary by the later of:

•	the tenth day following the date of the Public Announcement (as defined in our By-laws) of the date of the 2010 Annual Meeting; or

•	90 days prior to the date of the 2010 Annual Meeting.

The advance notice of the proposal must contain certain information specified in our By-laws, including information concerning the proposal and the stockholder proponent, and the stockholder must update and supplement that information:

•	as of, and within five business days of, the record date for the 2010 Annual Meeting; and

•	as of ten business days prior to the 2010 Annual Meeting and not later than eight business days prior to the Annual Meeting.

The foregoing description is only a summary of the requirements of our By-laws. Stockholders intending to submit a proposal of business at the 2010 Annual Meeting outside the processes of Rule 14a-8 must comply with the provisions specified in our By-laws, which were filed with the SEC as an exhibit to a Form 8-K on January 22, 2009.

Stockholder Nominations of Directors at an Annual Meeting

Stockholders may nominate directors for election at an annual meeting without consideration by the Compensation and Nominating Committee by complying with the eligibility, advance notice and other provisions of our By-laws. Under our By-laws, a stockholder is eligible to submit a stockholder nomination of directors at an annual meeting if the stockholder is:

•	a stockholder of record on the record date for determining stockholders entitled to vote at the annual meeting;

•	a stockholder of record on the date the stockholder gives notice of the nomination to our Corporate Secretary; and

•	entitled to vote at the meeting.

The stockholder also must provide timely notice of the nomination in writing to our Corporate Secretary. To be timely under our By-laws, our Corporate Secretary must receive advance notice of a nomination for election of a director at the 2010 Annual Meeting between January 19, 2010 and February 18, 2010, provided however, if and only if the 2010 Annual Meeting is not scheduled to be held between April 19, 2010 and June 18, 2010, such stockholder’s notice must be delivered to our Corporate Secretary by the later of:

•	the tenth day following the date of the Public Announcement (as defined in our By-laws) of the date of the 2010 Annual Meeting; or

•	90 days prior to the date of the 2010 Annual Meeting.

The advance notice of the nomination must contain certain information specified in our By-laws, including information concerning the nominee and the stockholder proponent, and the stockholder must update and supplement that information:

•	as of, and within five business days of, the record date for the 2010 Annual Meeting; and

•	as of ten business days prior to the 2010 Annual Meeting and not later than eight business days prior to the Annual Meeting.

The foregoing description is only a summary of the requirements of our By-laws. Stockholders intending to submit a nomination for the 2010 Annual Meeting must comply with the provisions specified in our By-laws, which were filed with the SEC as an exhibit to a Form 8-K on January 22, 2009.

In order for proposals submitted outside the processes of Rule 14a-8 to be considered “timely” within the meaning of Rule 14a-4(c) under the Exchange Act, such proposals must be received by the deadline date for stockholder proposals determined pursuant to our By-laws, as described above.

Contact Information

Stockholder proposals should be sent to:

Carmike Cinemas, Inc.

1301 First Avenue

Columbus, Georgia 31901

Attention: Corporate Secretary

Stockholder Communications with the Board of Directors

The independent members of Carmike’s Board of Directors have adopted a formal process by which stockholders may communicate with the Board of Directors. Stockholders who wish to communicate with the Board of Directors as a group, our non-executive Chairman or the non-management directors as a group may do so by sending written communications addressed to the Corporate Secretary of Carmike Cinemas, Inc., Attention: Board of Directors, 1301 First Avenue, Columbus, Georgia 31901. This information is also contained on Carmike’s website at www.carmike.com.

Annual Report

Carmike is providing a copy of our 2008 Annual Report to stockholders (including the consolidated financial statements, schedules and amendments thereto but excluding exhibits) to all stockholders with this proxy statement.

Carmike will provide without charge a copy of the 2008 Annual Report on Form 10-K filed with the SEC (including the consolidated financial statements, schedules and amendments thereto but excluding exhibits) upon written request to the Corporate Secretary, Carmike Cinemas, Inc., 1301 First Avenue, Columbus, Georgia 31901.

Householding

As permitted by the Exchange Act, only one copy of this proxy statement and Carmike’s 2008 Annual Report are being delivered to stockholders residing at the same address, unless such stockholders have notified Carmike of their desire to receive multiple copies of the proxy statement or annual report. Carmike will promptly deliver, upon oral or written request, a separate copy of the annual report or proxy statement, as applicable, to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to the Corporate Secretary, by phone (706) 576-3400 or by fax at (706) 576-3419 or by mail to Carmike Cinemas, Inc., 1301 First Avenue, Columbus, Georgia, 31901.

Stockholders residing at the same address and currently receiving only one copy of the proxy statement or annual report may contact the Corporate Secretary by fax at (706) 576-3419 or by mail to Carmike Cinemas, Inc., 1301 First Avenue, Columbus, Georgia, 31901, to request multiple copies in the future. Stockholders residing at the same address and currently receiving multiple copies may contact Investor Relations to request that only a single copy of the proxy statement and annual report be mailed in the future.

YOUR VOTE IS IMPORTANT

You are encouraged to let us know your preference by marking the appropriate boxes on the enclosed proxy card.

REVOCABLE PROXY

CARMIKE CINEMAS, INC.

PLEASE MARK VOTES AS IN THIS EXAMPLE

COMMON STOCK PROXY

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR ANNUAL MEETING OF STOCKHOLDERS

MAY 19, 2009

The undersigned hereby appoints RICHARD B. HARE, FRED W. VAN NOY and LEE CHAMPION, and each of them, proxies with full power of substitution, to represent and to vote all the shares of the Common Stock of Carmike Cinemas, Inc. held of record by the undersigned on April 6, 2009 with respect to the Proposals set forth in this proxy and with discretionary authority on all other matters that come before the meeting, all as more fully described in the proxy statement received by the undersigned stockholder, at the Annual Meeting of Stockholders of Carmike Cinemas, Inc. to be held at the Carmike 15 Theatre located at 5555 Whittlesey Boulevard, Columbus, Georgia 31909 at 9:00 a.m. local time, on Tuesday, May 19, 2009, and any adjournments thereof.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE FOLLOWING PROPOSALS:

1.	Election of Directors:	For all nominees	Withold for all nominees	For all except (see below)
	Nominees: James A. Fleming Alan J. Hirschfield S. David Passman III Roland C. Smith Fred W. Van Noy Patricia A. Wilson	☐	☐	☐

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For all except” and write that nominee’s name in the space provided below.

2.	Ratification of appointment of Independent Registered Public Accounting Firm: Deloitte & Touche LLP	For	Against	Abstain
		☐	☐	☐

This Proxy when properly executed will be voted in the manner directed by the undersigned stockholder. If no direction is made, this Proxy will be voted “FOR” the above-stated Proposals.

Please sign exactly as name appears on Stock Certificate. If stock is held in the name of two or more persons, all must sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by the authorized person.

Please be sure to sign and date this Proxy in the space below.

Stockholder sign above	Date

Co-holder (if any) sign above	Date

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Detach above card, sign, date and mail in postage paid envelope provided.

CARMIKE CINEMAS, INC.

1301 First Avenue

Columbus, Georgia 31901-2109

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.
IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.